                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-82575

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 9, 1999)

                                                                      (COX LOGO)

                                 $2,000,000,000

                            COX COMMUNICATIONS, INC.
                   $525,000,000 FLOATING RATE NOTES DUE 2000
                         $300,000,000 7% NOTES DUE 2001
                       $375,000,000 7 1/2% NOTES DUE 2004
                       $400,000,000 7 3/4% NOTES DUE 2006
                       $400,000,000 7 7/8% NOTES DUE 2009
                             ----------------------

    The 2000 notes will mature on August 15, 2000 and will bear interest at an annual rate equal to three-month LIBOR, reset quarterly, plus 60 basis points (.60%). Interest on the 2000 notes will be payable on November 15, 1999, February 15, 2000, May 15, 2000 and August 15, 2000. We may redeem all or a portion of the 2000 notes at any time on or after February 15, 2000 at 100% of the principal amount plus accrued and unpaid interest, if any, to the redemption date.

    The 2001 notes will mature on August 15, 2001 and will bear interest at the rate of 7% per year. The 2004 notes will mature on August 15, 2004 and will bear interest at the rate of 7 1/2% per year. The 2006 notes will mature on August 15, 2006 and will bear interest at the rate of 7 3/4% per year. The 2009 notes will mature on August 15, 2009 and will bear interest at the rate of 7 7/8% per year. Interest on the 2001 notes, the 2004 notes, the 2006 notes and the 2009 notes will be payable on February 15 and August 15 of each year, beginning February 15, 2000. We may redeem all or a portion of the 2001 notes, the 2004 notes, the 2006 notes or the 2009 notes at any time prior to maturity at 100% of the principal amount plus a make-whole premium.

    The notes will be unsecured and will rank equally with all of our other unsecured senior indebtedness. The notes will not be convertible into or exchangeable for our common or preferred stock, will not be entitled to the benefit of any sinking fund and will not be listed on any securities exchange. The notes will be issued in registered form only in denominations of $1,000 and integral multiples of $1,000.
                             ----------------------

                                                                                               PROCEEDS, BEFORE
                                                                 PUBLIC         UNDERWRITING     EXPENSES, TO
                                                            OFFERING PRICE(1)     DISCOUNT          COX(1)
                                                            -----------------   ------------   ----------------
Per 2000 note...........................................               100%            .15%             99.85%
Total for 2000 notes....................................       $525,000,000        $787,500       $524,212,500
Per 2001 note...........................................            99.891%            .35%            99.541%
Total for 2001 notes....................................       $299,673,000      $1,050,000       $298,623,000
Per 2004 note...........................................            99.663%             .6%            99.063%
Total for 2004 notes....................................       $373,736,250      $2,250,000       $371,486,250
Per 2006 note...........................................            99.797%           .625%            99.172%
Total for 2006 notes....................................       $399,188,000      $2,500,000       $396,688,000
Per 2009 note...........................................            99.883%            .65%            99.233%
Total for 2009 notes....................................       $399,532,000      $2,600,000       $396,932,000
Combined total..........................................     $1,997,129,250      $9,187,500     $1,987,941,750

(1) Plus accrued interest from August 13, 1999, if settlement occurs after that date

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about August 13, 1999.
                             ----------------------
                          Joint Book-Running Managers
MERRILL LYNCH & CO.                                        CHASE SECURITIES INC.
                             ----------------------
ABN AMRO INCORPORATED
        BNY CAPITAL MARKETS, INC.
                 CREDIT SUISSE FIRST BOSTON
                          FIRST UNION CAPITAL MARKETS CORP.
                                  J.P. MORGAN & CO.
                                         MORGAN STANLEY DEAN WITTER
                                               UTENDAHL CAPITAL PARTNERS, L.P.
                                                     WACHOVIA SECURITIES, INC.
                             ----------------------
           The date of this prospectus supplement is August 10, 1999.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Cox Communications, Inc.....................................   S-2
Recent Developments.........................................   S-2
Use of Proceeds.............................................   S-4
Capitalization..............................................   S-5
Selected Financial Information and Other Data...............   S-6
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   S-8
Description of the Notes....................................  S-10
Certain United States Federal Tax Considerations............  S-14
Underwriting................................................  S-20
Legal Matters...............................................  S-21
                            PROSPECTUS
Cox Communications, Inc.....................................     2
The Cox Trusts..............................................     3
Use of Proceeds.............................................     5
Ratio of Earnings to Fixed Charges..........................     5
Description of Capital Stock................................     6
Description of Debt Securities..............................     9
Description of Junior Subordinated Debentures...............    20
Description of Trust Preferred Securities...................    28
Description of Preferred Securities Guarantees..............    38
Relationship Among the Trust Preferred Securities, the
  Corresponding Junior Subordinated Debentures and the
  Preferred Securities Guarantees...........................    41
Description of Capital Securities...........................    42
Description of Capital Securities Guarantees................    52
Relationship Among the Capital Securities, the Corresponding
  Senior Debt Securities
  and the Capital Securities Guarantees.....................    55
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................    56
Plan of Distribution........................................    57
Legal Matters...............................................    58
Experts.....................................................    58
Where You Can Find More Information.........................    58
Information Incorporated by Reference.......................    58

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. We have based these statements on our current expectations or projections about future events and on assumptions we have made. These forward-looking statements are subject to certain risks and uncertainties which could cause actual results or events to differ materially from those we anticipate or project. Prospective purchasers should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.
                             ----------------------

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

                            COX COMMUNICATIONS, INC.

     Cox Communications, Inc. is one of the largest broadband communications companies in the United States, delivering an array of integrated video, voice and data services to both residential and commercial customers through its extensive U.S. broadband network operations. Pro forma for Cox's pending cable system acquisitions, Cox will serve approximately six million customers, making it the nation's fifth largest cable company. Cox also has substantial investments in cable television programming, telecommunications, technology and broadband networks.

     Cox's core strategy is to leverage its advanced broadband network by offering new and advanced communications services to its residential and commercial customers. We believe that we have a number of advantages that will allow us to continue to implement this strategy successfully:

     - highly clustered and regionally concentrated cable television systems;

     - extensive experience and reputation as an industry leader in upgrading the technological capabilities of our broadband networks; and

     - a strong commitment to and reputation for superior customer service.

Cox's current service offerings include:

     - multichannel video under the Cox Cable brand;

     - high-speed Internet access via Cox@Home;

     - local and long-distance telephone under the Cox Digital Telephone brand;

     - advanced digital video programming services under the Cox Digital TV brand; and

     - commercial voice and data services via Cox Business Services.

     In addition, Cox has sought to utilize its expertise and position as one of the nation's premier cable television companies to invest in programming, telecommunications and technology companies which are complementary to Cox's business strategy. Cox believes that these investments have been vital to Cox's growth as a communications industry leader.

     Cox Enterprises, Inc., a privately-held corporation headquartered in Atlanta, Georgia and one of the largest media companies in the United States, owns approximately 72.7% of the outstanding equity of Cox as of June 30, 1999. In addition to Cox, Cox Enterprises publishes, owns or operates newspapers, television and radio stations, Internet web sites and Manheim Auctions, the world's largest auto auction operator.

     Cox's principal executive offices are located at 1400 Lake Hearn Drive, Atlanta, Georgia 30319. Cox's telephone number is (404) 843-5000.

                              RECENT DEVELOPMENTS

     In March 1999, Cox signed a definitive agreement to purchase from First Commonwealth Communications, Inc. cable television systems serving communities near Gloucester, New Kent, West Point and King and Queen County, Virginia. The cable television systems, serving more than 11,000 customers, are contiguous to Cox's Hampton Roads, Virginia cable operation. Cox expects to complete this transaction, which is subject to legal and regulatory review, during the third quarter of 1999.

     Also in March 1999, Cox and MediaOne signed a definitive agreement to trade selected cable television systems in Massachusetts, Rhode Island and Connecticut. Under the terms of the agreement, Cox would trade its cable television systems in Massachusetts, serving approximately 54,000 customers, for MediaOne properties in Enfield, Connecticut and Westerly, Rhode Island, serving 51,000 customers, and cash. Cox expects to complete this transaction, which is subject to legal and regulatory review, during the third quarter of 1999.

     In April 1999, Cox and Media General, Inc. entered into a purchase agreement pursuant to which Cox will purchase for cash Media General's cable systems serving more than 260,000 customers in Fairfax County and Fredericksburg, Virginia. The transaction values the Media General cable systems at $1.4 billion. Cox expects to complete this transaction, which is subject to legal and regulatory review, during the third quarter of 1999.

     In May 1999, Cox entered into a definitive agreement to merge with TCA Cable TV, Inc., a cable television operator serving approximately 883,000 customers in Texas, Arkansas, Louisiana and four other states. Through VPI Communications Inc., TCA also is a leader in cable advertising sales, providing turnkey advertising services to 82 multiple system operators representing more than 3.5 million customers nationwide. Under the terms of the agreement, each share of TCA common stock will be converted into the right to receive $31.25 in cash and 0.7418 of a share of Cox Class A common stock. Alternatively, TCA shareholders can elect to receive $62.50 in cash per TCA share or 1.4836 shares of Cox Class A common stock per TCA share, subject in each case to proration in the event that those elections would result in the payment by Cox of more than $1.6 billion in cash or the issuance of more than 39.6 million shares of Cox Class A common stock to TCA shareholders. Cox expects to complete this transaction, which is subject to TCA shareholder and regulatory approvals, during the third quarter of 1999.

     Also in May 1999, Cox transferred its remaining interest in Cox Communications PCS, L.P. to Sprint Corporation in exchange for 19,058,434 shares of Sprint's PCS Common Stock-Series 2. Cox PCS is the partnership through which Sprint conducts its operations in Los Angeles, San Diego and Las Vegas. As a result of this transaction, Cox recognized a pre-tax gain of $908.5 million. Concurrently with this transaction, Cox Enterprises transferred its remaining interest in Cox PCS in exchange for 5,241,070 shares of Sprint's PCS Common Stock-Series 2.

     In July 1999, Cox and AT&T Corp. entered into a definitive agreement to exchange Cox's AT&T common stock for the stock of AT&T subsidiaries that own cable television systems that serve approximately 495,000 customers and other assets, including cash. In return for its 50.3 million shares of AT&T stock, Cox will receive the stock of AT&T subsidiaries that own: cable systems serving Tulsa, Oklahoma (160,000 customers) and Baton Rouge, Louisiana (156,000 customers); a 20% ownership interest in a partnership with TCA Cable TV Inc.; Peak Cablevision LLC, which has 117,000 customers in Oklahoma, Arkansas, Utah and Nevada; and approximately $750 million in other assets, including cash.

     Also in July 1999, Cox and Multimedia Cablevision, Inc., a subsidiary of Gannett Co., Inc., entered into a definitive purchase agreement pursuant to which Cox will purchase for $2.7 billion in cash Multimedia's cable television operations serving 522,000 customers in Kansas, Oklahoma and North Carolina. Cox anticipates that this transaction will generate approximately $350 million in tax benefits to Cox. Cox expects to complete this transaction, which is subject to legal and regulatory review, by the end of the first quarter of 2000.

     Total revenues for the three months ended June 30, 1999 were $509.9 million, a 28% increase over the three months ended June 30, 1998. Operating cash flow increased 29% to $195.9 million for the second quarter of 1999. Interest expense increased $17.7 million to $68.7 million primarily due to an increase in the total debt outstanding. Equity in net losses of affiliated companies was $29.6 million primarily due to losses associated with Cox PCS. Net income for the current quarter was $505.8 million as compared to net loss of $12.2 million for the second quarter of 1998.

     Total revenues for the six months ended June 30, 1999 were $1,008.4 million, a 24% increase over revenues for the six months ended June 30, 1998. Operating cash flow increased 28% to $384.4 million for the first six months of 1999. Interest expense increased $18.5 million to $122.7 million primarily due to an increase in the total debt outstanding. Equity in net losses of affiliated companies was $76.0 million primarily due to losses associated with Cox PCS. Net income for the first six months of 1999 was $757.0 million as compared to net loss of $114.2 million for the same period in 1998.

     Concurrently with the offering of the notes, Cox is also offering 13,000,000 FELINE PRIDES(SM) for an aggregate offering of $650 million and 10,100,000 shares of its Class A common stock for an aggregate offering of approximately $350.3 million. These offerings are not conditioned upon one another, and Cox may vary the size or terminate one or more of these offerings based on market conditions and other factors.

                                USE OF PROCEEDS

     We expect to receive net proceeds from the sale of the notes of approximately $1,985.6 million, after deducting the underwriting discount and offering expenses. We will use these proceeds to partially finance pending acquisitions, for capital expenditures, to retire commercial paper indebtedness and for other general corporate purposes. The weighted average interest rate on our commercial paper borrowings as of June 30, 1999 was approximately 5.2%. For a description of pending acquisitions, see "Recent Developments."

                                 CAPITALIZATION

     The following table sets forth the capitalization of Cox as of March 31, 1999 (i) on a historical basis; (ii) as adjusted to give effect to (a) the issuance of 10.1 million shares of Class A common stock, for an aggregate offering of $350.3 million, less offering costs of $12.6 million, (b) the sale of 13 million FELINE PRIDES for an aggregate offering of $650 million, less offering costs of $20.3 million and $15 million allocated to the fair value of forward contracts embedded in these securities, (c) the sale of $2,000 million aggregate principal amount of the notes, issued at a discount for an aggregate public offering price of $1,997.1 million, less offering costs of $11.5 million; and (iii) on a pro forma basis to give effect to the consummation of the pending acquisitions of TCA, the cable television systems of Media General, certain cable television systems from AT&T, and anticipated financing transactions for the remaining purchase price of the pending acquisitions for net proceeds of approximately $483.7 million.

     This table should be read in conjunction with, and is qualified by reference to, the "Selected Financial Information and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                                        MARCH 31, 1999
                                         ----------------------------------------------------------------------------
                                                                                              PRO FORMA        COX
                                                         ADJUSTMENTS             AS          ADJUSTMENTS    PRO FORMA
                                            COX            FOR THE          ADJUSTED FOR       FOR THE       AND AS
                                         HISTORICAL       OFFERINGS         THE OFFERINGS    ACQUISITIONS   ADJUSTED
                                         ----------   ------------------   ---------------   ------------   ---------
                                                                    (DOLLARS IN MILLIONS)
CASH...................................  $    90.4         $2,953.0           $ 3,043.4       $(2,890.0)    $   153.4
                                         =========         ========           =========       =========     =========

DEBT
  Commercial paper.....................  $   837.6         $     --           $   837.6       $  (644.7)    $   192.9
  Medium-term notes....................      463.4               --               463.4              --         463.4
  Floating Rate Reset Notes due 2009...      147.5               --               147.5              --         147.5
  Notes and Debentures.................    1,615.7          1,985.6             3,601.3           190.0       3,791.3
  6.15% Reset Put securities due August
    2033...............................      248.2               --               248.2              --         248.2
  Capitalized lease obligations........       70.7               --                70.7              --          70.7
  Amounts due to Cox Enterprises.......      112.7               --               112.7              --         112.7
                                         ---------         --------           ---------       ---------     ---------
         Total debt....................    3,495.8          1,985.6             5,481.4          (454.7)      5,026.7
                                         ---------         --------           ---------       ---------     ---------
MINORITY INTEREST
  Minority interest in unconsolidated
    subsidiaries.......................         --               --                  --           120.5         120.5
  Cox-obligated capital securities of
    subsidiary trust-FELINE PRIDES.....         --            614.7               614.7              --         614.7
  Cox-obligated preferred
    securities-other...................         --               --                  --           483.7         483.7
SHAREHOLDERS' EQUITY
  Series A preferred
    stock -- liquidation preference of
    $22.1375 per share, par value $1.00
    per share..........................        4.8               --                 4.8              --           4.8
  Class A common stock, par value $1.00
    per share..........................      527.5             10.1               537.6            39.6         577.2
  Class C common stock, par value $1.00
    per share..........................       27.6               --                27.6              --          27.6
  Additional paid-in capital...........    1,879.8            342.6             2,222.4         1,660.4       3,882.8
  Retained earnings....................    1,601.5               --             1,601.5           953.6       2,555.1
  Accumulated other comprehensive
    income.............................    2,815.5               --             2,815.5          (464.5)      2,351.0
                                         ---------         --------           ---------       ---------     ---------
         Total shareholders' equity....    6,856.7            352.7             7,209.4         2,189.1       9,398.5
                                         ---------         --------           ---------       ---------     ---------
         Total capitalization..........  $10,352.5         $2,953.0           $13,305.5       $ 2,338.6     $15,644.1
                                         =========         ========           =========       =========     =========

                 SELECTED FINANCIAL INFORMATION AND OTHER DATA

     We are providing the following financial information and other data to aid you in your analysis of the financial aspects of the transactions as described. You should read this information in conjunction with the historical consolidated financial statements of Cox and the related notes contained in our annual, quarterly and other reports and other information that Cox has filed with the SEC. All per share amounts reflected below have been restated to reflect Cox's two-for-one stock split effective on May 21, 1999.

     The following selected consolidated financial information for each of the three years in the period ended December 31, 1998 has been derived from Cox's audited historical consolidated financial statements and the consolidated financial information for the three months ended March 31, 1998 and 1999 has been derived from Cox's unaudited historical consolidated financial statements. The following selected unaudited pro forma and as adjusted combined condensed financial information give effect to the offerings and the other financings and pending acquisitions of TCA, the cable television systems of Media General and certain cable television systems from AT&T, including AT&T's unconsolidated investment in Peak Cablevision. Pursuant to the purchase agreement, AT&T has agreed to acquire all of the remaining interest in Peak prior to closing the purchase transaction with Cox.

     Operating cash flow under "Other Operating and Financial Data" is not a generally accepted accounting principle measure of performance. However, operating cash flow is a commonly used financial analysis tool for measuring and comparing cable television companies in several areas such as operating performance and leverage. Cox defines operating cash flow as operating income before depreciation and amortization. Operating cash flow should not be considered as an alternative to net income as an indicator of Cox's performance or as an alternative to cash flows from operating activities as a measure of liquidity.

     Using the fourth quarter annualized operating cash flow, the multiple of debt to operating cash flow was 4.6x and 5.1x at December 31, 1997 and 1998, respectively. In addition, operating cash flow is annualized to calculate the multiple of debt to operating cash flow for the three months ended March 31, 1998 and 1999.

                                                                 PRO FORMA
                                                                  AND AS                                  PRO FORMA
                                                                 ADJUSTED           THREE MONTHS       AND AS ADJUSTED
                                                                YEAR ENDED             ENDED            THREE MONTHS
                                YEAR ENDED DECEMBER 31,        DECEMBER 31,          MARCH 31,         ENDED MARCH 31,
                             ------------------------------   ---------------   --------------------   ---------------
                               1996       1997       1998          1998           1998       1999           1999
                             --------   --------   --------   ---------------   --------   ---------   ---------------
                                                   (MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS
  DATA:
  Revenues.................  $1,460.3   $1,610.4   $1,716.8      $2,583.2       $  415.8   $   498.5       $693.8
  Operating income.........     221.7      205.3      201.4         187.8           43.5        65.2         63.9
  Net income (loss)........     (51.6)    (136.5)   1,270.7          (8.2)        (101.9)      251.2        228.4
  Basic net income (loss)
    per share..............  $  (0.10)  $  (0.25)  $   2.33      $  (0.01)      $  (0.19)  $    0.45       $ 0.38
  Diluted net income (loss)
    per share..............     (0.10)     (0.25)      2.30         (0.01)         (0.19)       0.45         0.37
OTHER OPERATING AND
  FINANCIAL DATA:
  Operating cash flow......  $  556.9   $  609.8   $  659.1      $1,028.0       $  149.1   $   188.5       $270.4
  Operating cash flow
    margin.................      38.1%      37.9%      38.4%         39.8%          35.9%       37.8%        39.0%
  Multiple of debt to
    operating cash flow....       5.2x       5.2x       6.2x           --            5.2x        4.6x         4.6x
  Cash flows provided by
    operating activities...  $  309.1   $  554.5   $  665.5            --       $  191.5   $   175.9           --
  Cash flows provided by
    (used in) investing
    activities.............    (552.2)  (1,108.0)  (1,600.4)           --         (124.9)      514.9           --
  Cash flows provided by
    (used in) financing
    activities.............     246.2      539.3      937.2            --          (64.3)     (630.9)          --

                                                                                                      PRO FORMA
                                                                                                   AND AS ADJUSTED
                                                   DECEMBER 31,                  MARCH 31,            MARCH 31,
                                          -------------------------------   --------------------   ---------------
                                            1996       1997       1998        1998       1999           1999
                                          --------   --------   ---------   --------   ---------   ---------------
                                                                   (MILLIONS OF DOLLARS)
BALANCE SHEET DATA:
  Total assets..........................  $5,784.6   $6,556.6   $12,878.1   $6,623.5   $14,727.0      $21,244.4
  Total debt (including amounts due to
    Cox Enterprises)....................   2,881.0    3,148.8     4,090.8    3,082.9     3,495.8        5,026.7

     The table below includes certain customer data of Cox. A basic service customer is counted as a home with one or more television sets connected to a cable television system. New services include Cox Digital Television, Cox@Home and Cox Digital Telephone. Each basic customer and each new service is a revenue generating unit. In certain locations, a household may purchase more than one new service, each of which is counted as a separate revenue generating unit. A home is deemed to be passed if it can be connected to the distribution system without any further extension of the distribution plant. Basic penetration represents basic customers as a percentage of homes passed by cable. Premium service units include single or multi-channel services offered for a monthly fee per service.

     Cox's customer data excludes basic customers and homes passed related to TWC Cable Partners, a joint venture owned 50% by Cox and 50% by Time Warner. TWC operates cable television systems in Staten Island, New York and Fort Walton Beach, Florida. Cox currently manages the Fort Walton Beach cable television system which had basic customers of 66,568, 68,586, 71,213 and 72,215, respectively, at December 31, 1996, 1997 and 1998 and March 31, 1999.

                                                                                           THREE MONTHS
                                                                                              ENDED
                                                       YEAR ENDED DECEMBER 31,            MARCH 31, 1999
                                                  ---------------------------------   ----------------------
                                                    1996        1997        1998      HISTORICAL   PRO FORMA
                                                  ---------   ---------   ---------   ----------   ---------
CUSTOMER DATA:
  Basic customers...............................  3,259,384   3,235,338   3,741,608   3,783,367    5,331,697
  New services..................................         --      18,941     169,731     230,380      301,822
                                                  ---------   ---------   ---------   ---------    ---------
  Revenue Generating Units......................  3,259,384   3,254,279   3,911,339   4,013,747    5,633,519
  Homes passed..................................  5,016,749   5,023,870   5,923,428   5,952,482    8,233,680
  Basic penetration.............................       65.0%       64.4%       63.2%       63.6%        64.8%
  Premium service units.........................  2,000,673   1,865,184   2,206,833   2,205,439    3,621,979

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with Cox's historical consolidated statements of income for the three-month period ended March 31, 1999 and 1998.

THREE MONTHS ENDED MARCH 31, 1999 COMPARED WITH THREE MONTHS ENDED MARCH 31,
1998

     The results of operations discussed below include the June 1998 acquisition of the Tucson and Sierra Vista, Arizona cable television system and the October 1998 acquisition of the Las Vegas, Nevada cable television system.

     Total revenues for the three months ended March 31, 1999 were $498.5 million, a 20% increase over revenues of $415.8 million for the three months ended March 31, 1998. Basic customers were 3,783,367, a 2.8% increase over customers at March 31, 1998 after adjusting for acquisitions made in 1998.

     Complete basic revenues for the first quarter of 1999 increased 24% over 1998 to $351.3 million due to basic and digital customer growth at existing cable television systems, the acquisitions made in 1998 and rate increases implemented primarily during the fourth quarter of 1998. As of March 31, 1999, Cox Digital TV had launched in eight markets and had 99,596 customers. The rate increases are the result of channel additions, increased programming costs and the pass-through of inflation adjustments.

     Premium service revenues for the first quarter of 1999 increased 14% over 1998 to $52.1 million due to the acquisitions made in 1998. Pay-per-view revenues were $24.4 million, up from $10.4 million for the same period in 1998 due to the acquisitions made in 1998 and the Holyfield/Lewis, Tyson/Botha and De La Hoya/Quartey national boxing events during the first quarter of 1999. Advertising revenues increased 46% to $36.4 million due to the acquisitions made in 1998 and growth in local and national advertising sales during 1999.

     Data revenues for the first quarter of 1999 increased to $9.8 million from $2.8 million primarily as a result of Cox's residential data service, Cox@Home. As of March 31, 1999, Cox@Home had launched in nine markets with 88,890 customers. Telephony revenues for the first quarter of 1999 increased to $16.2 million from $5.0 million due to growth in both residential and commercial telephony. As of March 31, 1999, our residential telephone offering had launched in six markets with 41,894 customers.

     Programming costs were $128.8 million for the first quarter of 1999, an increase of 36% over the same period in 1998 due to basic and digital customer growth at the existing cable televisions systems, acquisitions made in 1998, programming rate increases instituted on January 1, 1999 and the channel additions and pay-per-view events discussed above. Plant operations expenses increased 19% to $39.1 million due to the acquisitions made in 1998 and increased maintenance and costs related to new services. Marketing costs increased 20% to $26.6 million for the first quarter of 1999 due to the acquisitions made in 1998 and costs associated with rollout of digital video, high-speed data and telephony services. General and administrative expenses for the first quarter of 1999 increased 32% to $115.5 million due to the acquisitions made in 1998 and costs associated with digital video, high-speed data and telephony services in newly launched markets.

     Operating cash flow (operating income before depreciation and amortization), a non-GAAP measure of performance, is a commonly used financial analysis tool for measuring and comparing cable television companies in several areas, such as liquidity, operating performance and leverage. Operating cash flow increased 26% to $188.5 million for the first quarter of 1999. The operating cash flow margin (operating cash flow as a percentage of revenues) for the first quarter of 1999, was 37.8%, an increase from 35.9% in the first quarter of 1998.

     Depreciation was $96.6 million for the first quarter of 1999 compared to $87.0 million for the same period in 1998 due to the acquisitions made in 1998 and the continued upgrade and rebuild of the broadband network. Amortization was $26.7 million for the first quarter of 1999 compared to $18.6 million for the first quarter of 1998 due to the acquisitions made in 1998. Operating income for the first quarter of 1999 was $65.2 million, an increase of 50% compared to the same period in 1998.

     Interest expense increased to $54.0 million for the first quarter of 1999 compared to $53.1 million for the same period in 1998 due to an increase in total debt outstanding and offset by more favorable average interest rates during 1999. Equity in net losses of affiliated companies was $46.5 million primarily due to losses associated with Cox PCS. Net gain on investments of $419.5 million was primarily due to the gain of $433.1 million as a result of the sale of Telewest Communications plc.

     Net income for the first quarter of 1999 was $251.2 million as compared to net loss of $101.9 million for the first quarter of 1998.

LIQUIDITY AND CAPITAL RESOURCES

  Uses of Cash

     As part of our ongoing strategic plan, we have invested, and will continue to invest, significant amounts of capital to enhance the reliability and capacity of our broadband cable network in preparation for the offering of new services and to make investments in affiliated companies primarily focused on telephony, programming and communications-related activities.

     During the three months ended March 31, 1999, Cox made capital expenditures of $224.8 million. These expenditures were primarily directed at upgrading and rebuilding its broadband network for the delivery of high-speed data and telephony. Capital expenditures for 1999 are expected to range between $925 million and $975 million.

     Investments in affiliated companies during the three months ended March 31, 1999 consisted primarily of debt and equity funding to GEMS Television and NextLink Nevada. Funding requirements for the remainder of 1999 for investments in affiliated companies are expected to be approximately $11.5 million.

     During the three months ended March 31, 1999, net repayments of $350.0 million and $205.9 million were made for revolving credit borrowings and commercial paper borrowings, respectively.

  Sources of Cash

     Cox generated $175.9 million from operating activities during the three months ended March 31, 1999. Proceeds from the sale of investments of $742.6 million related primarily to the sale of Telewest.

     Cox Enterprises continues to perform day-to-day cash management services for Cox with settlements of balances between Cox and Cox Enterprises occurring periodically bearing interest at 50 basis points above Cox Enterprises' current commercial paper borrowing rate.

  Recently Issued Accounting Pronouncements

     In 1998, SFAS No. 133 "Accounting for Derivative Financial Instruments and Hedging Activities" was issued. This statement requires that all derivatives be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS No. 133. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. Management is in the process of assessing the impact of SFAS No. 133 on the consolidated financial statements.

                            DESCRIPTION OF THE NOTES

     The 2000 notes, the 2001 notes, the 2004 notes, the 2006 notes and the 2009 notes will be issued as separate series of debt securities under an indenture, dated as of June 27, 1995, between us and The Bank of New York, as trustee. A copy of the indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. Certain capitalized terms used herein are defined in the indenture. The notes constitute debt securities as described in the accompanying prospectus. The following description of the terms of the notes supplements and, to the extent inconsistent with, replaces the description of the general terms of the debt securities contained in the accompanying prospectus, which we request that you read. For purposes of the following discussion, the 2000 notes are sometimes referred to as the floating rate notes and the 2001 notes, the 2004 notes, the 2006 notes and the 2009 notes are sometimes referred to as the fixed rate notes.

GENERAL

     The 2000 notes initially will be limited to $525,000,000 aggregate principal amount and will mature on August 15, 2000. The 2001 notes initially will be limited to $300,000,000 aggregate principal amount and will mature on August 15, 2001. The 2004 notes initially will be limited to $375,000,000 aggregate principal amount and will mature on August 15, 2004. The 2006 notes initially will be limited to $400,000,000 aggregate principal amount and will mature on August 15, 2006. The 2009 notes initially will be limited to $400,000,000 aggregate principal amount and will mature on August 15, 2009. Cox will have the ability to reopen any series of notes and issue additional notes of that series or establish additional terms of that series. The notes will be issued in registered form only in denominations of $1,000 and integral multiples of $1,000.

     The notes will be unsecured and will rank equally with all of Cox's other unsecured senior indebtedness. The notes will not be convertible into or exchangeable for Cox's common or preferred stock, will not be entitled to the benefit of any sinking fund and will not be listed on any securities exchange.

INTEREST ON THE FLOATING RATE NOTES

     The 2000 notes will bear interest at a rate per annum, reset quarterly, equal to three-month LIBOR (as defined below) plus 60 basis points (.60%), as determined by the calculation agent (as defined below). Interest on the 2000 notes will be computed on the basis of a 360-day year and the actual number of days in the applicable interest period (as defined below). Interest is payable quarterly in arrears on November 15, 1999, February 15, 2000, May 15, 2000 and August 15, 2000 (each an interest payment date), for the period commencing on and including the immediately preceding interest payment date and ending on and including the day preceding the next interest payment date (an interest period), with the exception that the first interest period will begin on and include August 13, 1999. Interest is payable to the persons in whose names the 2000 notes are registered at the close of business on the fifteenth calendar day prior to the interest payment date (each a record date).

     If any interest payment date, other than at maturity, for the 2000 notes would otherwise be a day that is not a business day, such interest payment date will be postponed to the next day that is a business day, except that if such business day is in the next succeeding calendar month, such interest payment date shall be the immediately preceding business day. If the maturity or any redemption date for the 2000 notes falls on a day which is not a business day, payment of principal and interest with respect to such 2000 notes will be paid on the next succeeding business day with the same force and effect as if made on such date and no interest on such payment will accrue from and after such date.

     The interest rate for each interest period will be determined by the calculation agent in accordance with the following provisions:

     The per annum rate of interest for each interest period will be three-month LIBOR on the second business day preceding the relevant interest reset date (as defined below) for such interest period (the interest determination date) plus the applicable spread described above. The interest determination date for the first interest period will be August 11, 1999. LIBOR for each subsequent interest period will be determined by the calculation agent in accordance with the following provisions:

        (i) On each interest determination date, the calculation agent will ascertain the offered rate for three-month deposits in U.S. dollars in the London interbank market, which appears on the Telerate Page 3750, as of 11:00 a.m. (London time) on such interest determination date.

        (ii) If such rate does not appear on the Telerate Page 3750, or the Telerate Page 3750 is unavailable, the calculation agent will request each of four major banks in the London interbank market (the reference banks) to provide the calculation agent with its offered quotation (expressed as a rate per annum) for three-month deposits in U.S. dollars to leading banks in the London interbank market at approximately 11:00 a.m. (London time) on the interest determination date. If at least two such quotations are provided, LIBOR in respect of the interest determination date will be the arithmetic mean of such quotations.

        (iii) If less than two of the reference banks provide the calculation agent with such offered quotations, LIBOR in respect of that interest determination date will be the arithmetic mean of the rates quoted by three major banks in The City of New York (selected by the calculation agent) at approximately 11:00 a.m., New York City time, on that interest determination date for three-month loans in U.S. dollars to leading European banks, in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the calculation agent are not quoting as mentioned in this sentence, LIBOR will be LIBOR in effect on such interest determination date.

     Business day means, with respect to the 2000 notes, any day, other than a Saturday or Sunday, on which banking institutions in The City of New York are open for business and which is also a London banking day.

     Interest reset date means, with respect to any interest period, the first day of such interest period.

     London banking day means any day, other than a Saturday or Sunday, on which dealings in deposits are transacted in the London interbank market.

     Telerate Page 3750 means the display designated as page "3750" on the Dow Jones Telerate Service (or such other page as may replace that page on that service for the purpose of displaying the LIBOR Index on a daily basis).

     All percentages resulting from any calculation on the 2000 notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)), and U.S.
dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upward).

     Cox has agreed that, so long as any of the 2000 notes remain outstanding, it will maintain under appointment an agent (the calculation agent), initially The Bank of New York, to calculate the rate of interest payable on the 2000 notes in respect of each interest period. If the calculation agent is unable or unwilling to continue to act as such, or if the calculation agent fails to establish the applicable rate of interest for any interest period, or if Cox removes the calculation agent, Cox will appoint the office of another bank to act as the calculation agent; provided, however, that the calculation agent shall not resign or be removed until acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by Cox and such successor calculation agent.

INTEREST ON THE FIXED RATE NOTES

     The fixed rate notes will bear interest at the respective rates per year stated on the cover page of this prospectus supplement, in each case from August 13, 1999 or from the most recent interest payment date to which interest has paid or duly provided for, payable semiannually on February 15 and August 15 of each year, commencing February 15, 2000, to the persons in whose names such notes are registered at the close of business on the immediately preceding February 1 or August 1, as the case may be, whether or not a business day. Interest on the fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

     If any interest payment date, maturity date or redemption date of a fixed rate note falls on a day that is not a business day, the required payment of principal, premium, if any, and interest will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after that interest payment date, maturity date or redemption date, as the case may be, to the date of that payment on the next succeeding business day. The term business day means, with respect to any fixed rate note, any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in The City of New York are authorized or required by law, regulation or executive order to close.

OPTIONAL REDEMPTION

     Cox will have the right to redeem the 2000 notes at any time on and after February 15, 2000, in whole or in part, on at least 15 but not more than 60 calendar days notice by mail. Cox will pay a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to the date of redemption.

     Cox will have the right to redeem the fixed rate notes of each series at any time, in whole or in part, on at least 30 but not more than 60 calendar days notice by mail. Cox will pay a redemption price equal to the greater of

     - 100% of the principal amount of the fixed rate notes to be redeemed, and

     - the sum, as determined by the quotation agent, of the present values of the principal amount and the remaining scheduled payments of interest on such notes to be redeemed, in each case discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 15 basis points in the case of the 2001 notes, 20 basis points in the case of the 2004 notes, 25 basis points in the case of the 2006 notes and 25 basis points in the case of the 2009 notes, plus in all cases, accrued interest thereon to the date of redemption.

     If money sufficient to pay the redemption price of and accrued interest on all of the notes of a particular series to be redeemed on the redemption date is deposited with the trustee or a paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such date, interest will cease to accrue on the notes called for redemption.

     Comparable treasury issue means the United States Treasury security selected by the quotation agent as having a maturity comparable to the remaining life of the fixed rate notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the remaining life of the fixed rate notes to be redeemed.

     Comparable treasury price means, with respect to any redemption date, the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest of such reference treasury dealer quotations, or, if the trustee obtains fewer than three such reference treasury dealer quotations, the average of all such quotations.

     Quotation agent means the reference treasury dealer appointed by Cox.

     Reference treasury dealer means each of Merrill Lynch Government Securities Inc., Chase Securities Inc., their respective successors, and three other primary United States Government securities dealers in New York City, referred to as primary treasury dealers, selected by Cox. If Merrill Lynch or Chase shall cease to be a primary treasury dealer, Cox will substitute another primary treasury dealer.

     Reference treasury dealer quotations means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the comparable treasury issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such reference treasury dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

     Treasury rate means, with respect to any redemption date, the rate per annum equal to the semiannual yield to maturity of the comparable treasury issue, calculated on the third business day preceding such redemption date using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

     Except as described above, the notes are not redeemable prior to maturity and there is no provision for a sinking fund for the notes.

BOOK-ENTRY SYSTEM, FORM AND DELIVERY

     The notes will be issued as global securities as described under "Description of Debt Securities--Global Securities" in the accompanying prospectus. The Depository Trust Company, or DTC, will be the depositary for the notes. The notes will be issued as fully registered securities in the name of Cede & Co., DTC's nominee, and will be deposited with DTC. DTC will keep a computerized record of its participants whose clients have purchased the notes. The participant would then keep a record of its clients who purchased the notes. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

     The notes will be in book-entry form only, and we will not deliver securities in certificated form to individual purchasers of the notes, and no person owning a beneficial interest in a global security will be treated as a holder for any purpose under the indenture. Accordingly, owners of such beneficial interests must rely on the procedures of DTC and the participant through which such person owns its interest in order to exercise any rights of a holder under such global security or the indenture. Beneficial interests in global securities will be shown on, and transfers of beneficial interests will be made only through, records maintained by DTC and its participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a global security.

     DTC has provided Cox with the following information:

     DTC is

        - a limited-purpose trust company organized under the New York Banking Law,

        - a "banking organization" within the meaning of the New York Banking
          Law,

        - a member of the United States Federal Reserve System,

        - a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and

        - a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

     DTC holds securities that its participants deposit with DTC. These DTC participants are referred to as direct participants. DTC also facilitates the settlement among direct participants of securities transactions, such as transfer and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     Other organizations, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, also use DTC's book-entry system. The rules that apply to DTC and its participants are on file with the SEC.

     A number of direct participants, together with the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, own DTC.

     Cox will wire principal, premium and interest payments to DTC's nominee. Cox and the trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, Cox and the trustee will have no direct responsibility or liability to pay amounts due on the securities to owners of beneficial interests in the global securities.

     It is DTC's current practice, when it receives any payment of principal, premium or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Customary practices between the participants and owners of beneficial interests, as in the case with securities held for the account of customers registered in street name, will govern payments by participants to owners of beneficial interests in the global securities and voting by participants. However, these payments will be the responsibility of the participants and not of DTC, the trustee or us.

     Notes represented by a global security will be exchangeable for notes in certificated form with the same terms in authorized denominations only if:

     - DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we do not appoint a successor depositary within 90 days;

     - An event of default under the indenture with respect to the notes has occurred and is continuing and the beneficial owners representing a majority in principal amount of the notes represented by the global security advise DTC to cease acting as depositary; or

     - We determine at anytime that all notes shall no longer be represented by a global security.

     The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of such information.

SAME-DAY SETTLEMENT AND PAYMENT

     The underwriters will pay for the notes in immediately available funds. Cox will make all payments due on the notes in immediately available funds so long as such notes are in book-entry form.

     The notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

GENERAL

     The following is a summary of the material United States federal income, estate and gift tax consequences of the purchase, ownership and disposition of the notes, but is not purported to be a complete analysis of all potential tax effects. This summary is based upon the Internal Revenue Code of 1986, as amended, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive or prospective. Unless otherwise specifically noted, this summary applies only to those persons that purchased the notes for cash and hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code. We will treat the notes as indebtedness for United States federal income tax purposes, and the following discussion assumes that such treatment will be respected.

     THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND DOES NOT ADDRESS THE TAX CONSEQUENCES TO TAXPAYERS WHO ARE SUBJECT TO SPECIAL RULES, SUCH AS FINANCIAL INSTITUTIONS, TAX-EXEMPT ORGANIZATIONS, INSURANCE COMPANIES, S CORPORATIONS, REGULATED INVESTMENT COMPANIES, REAL ESTATE INVESTMENT TRUSTS, BROKER-DEALERS, TAXPAYERS SUBJECT TO THE ALTERNATIVE MINIMUM TAX, U.S. HOLDERS (AS DEFINED BELOW) WHOSE FUNCTIONAL CURRENCY IS NOT THE U.S. DOLLAR AND PERSONS THAT WILL HOLD THE NOTES AS PART OF A POSITION IN A STRADDLE OR AS PART OF A CONSTRUCTIVE SALE OR A HEDGING, CONVERSION OR OTHER INTEGRATED TRANSACTION, OR ADDRESS ASPECTS OF UNITED STATES FEDERAL TAXATION THAT MIGHT BE RELEVANT TO A PROSPECTIVE INVESTOR BASED UPON SUCH INVESTOR'S PARTICULAR TAX SITUATION. THIS SUMMARY DOES NOT ADDRESS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, MUNICIPALITY, FOREIGN COUNTRY OR OTHER TAXING JURISDICTION. WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE UNITED STATES FEDERAL TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE NOTES, INCLUDING YOUR STATUS AS A U.S. HOLDER OR A NON-U.S. HOLDER, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY STATE, MUNICIPALITY, FOREIGN COUNTRY OR OTHER TAXING JURISDICTION.

     A U.S. Holder means a beneficial owner of a note that, for United States federal income tax purposes, is:

          (i) a citizen or individual resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

          (ii) a corporation or partnership, including any entity treated as a corporation or partnership for United States federal income tax purposes, created or organized under the laws of the United States, any State thereof or the District of Columbia unless, in the case of a partnership, otherwise provided by regulation;

          (iii) an estate, the income of which is subject to United States federal income tax without regard to its source; or

          (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as U.S. Holders prior to such date, that elect to continue to be so treated shall also be considered to be U.S. Holders. A Non-U.S. Holder means a holder of a note that is not a U.S. Holder.

U.S. HOLDERS

     Stated Interest. Payments of stated interest on the notes will generally be taxable to a U.S. Holder as ordinary interest income at the time such payments are received or accrued, in accordance with such holder's regular method of tax accounting.

     Acquisition Bond Premium. A U.S. Holder that purchases a note for an amount in excess of its principal amount will be considered to have purchased the note at a premium and may elect to amortize such premium, using a constant yield method, over the remaining term of the note, or, if a smaller amortization allowance would result, by computing such allowance with reference to the amount payable on an earlier call date and amortizing such allowance over the shorter period to such call date. The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income from the note. Bond premium on a note held by a U.S. Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the note. The election to amortize bond premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

     Market Discount. If a U.S. Holder purchases a note, subsequent to its original issuance, for an amount that is less than its stated redemption price at maturity, the amount of the difference generally will be treated as market discount, unless such difference is less than a specified de minimis amount. The U.S. Holder will be required to treat any gain recognized on the sale, exchange, redemption, retirement or other disposition of the note as ordinary income to the extent of any accrued market discount that has not previously been included in income and will be treated as having accrued on such note at the time of such disposition. If a U.S. Holder disposes of such a note in a nontaxable transaction (other than as provided in Sections 1276(c) and (d) of the Internal Revenue Code), such holder must include as ordinary income the accrued market discount as if such holder had disposed of the note in a taxable transaction at the note's fair market value. In addition, the U.S. Holder may be required to defer, until the maturity date of the note or its earlier disposition (including a nontaxable transaction other than as provided in Sections 1276(c) and (d)), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such note.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue market discount on a constant interest method. A U.S. Holder may elect to include market discount in income currently as it accrues, under either the ratable or constant interest method. This election to include currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. If the U.S. Holder makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such instruments, and with respect to the deferral of interest deductions on debt incurred or maintained to purchase or carry such debt instruments, would not apply.

     Sale, Exchange or Redemption of the Notes. Generally, a sale, exchange or redemption of the notes will result in taxable gain or loss equal to the difference between the amount of cash plus the fair market value of other property received and the U.S. Holder's adjusted tax basis in the notes. A U.S. Holder's adjusted tax basis for determining gain or loss on the sale or other disposition of a note will initially equal the cost of the note to such holder and will be increased by any market discount previously included in income by such holder, and decreased by any amortized premium previously deducted from income by such holder. Except as described above with respect to market discount, such gain or loss will be capital gain or loss. Capital gain or loss will be long-term gain or loss if the note is held by the U.S. Holder for more than one year, otherwise such gain or loss will be short-term.

     U.S. Holders that are corporations generally will be taxed on net capital gains at a maximum rate of 35%. In contrast, U.S. Holders that are individuals generally will be taxed on net capital gains at a maximum rate of 39.6% for property held for 12 months or less, and 20% for property held more than 12 months. Special rules, and generally lower maximum rates, apply to individuals in lower tax brackets. Any capital losses realized by a U.S. Holder that is a corporation generally may be used only to offset capital gains. Any capital losses realized by a U.S. Holder that is an individual generally may be used only to offset capital gains plus $3,000 of other income per year.

NON-U.S. HOLDERS

     Interest. Under current United States federal income tax law, and subject to the discussion of backup withholding below, interest paid on the notes to a Non-U.S. Holder will not be subject to the normal 30% United States federal withholding tax if:

          (i) the interest is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder and the Non-U.S. Holder timely furnishes to Cox or its paying agent two duly executed copies of Internal Revenue Service Form W-8ECI, or any successor form, executed under penalties of perjury; or

          (ii) all of the following conditions of the portfolio interest exception are met

             (A) the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of Cox's stock entitled to vote,

             (B) the Non-U.S. Holder is not a controlled foreign corporation that is related, directly or indirectly, to Cox through stock ownership,

             (C) the Non-U.S. Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business and

             (D) either (1) the Non-U.S. Holder certifies to Cox or its paying agent, under penalties of perjury, that such holder is a Non-U.S. Holder and provides its name and address; or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes in such capacity (i) certifies to Cox or its paying agent, under penalties of perjury, that such certification has been received from the beneficial owner of the notes by such organization, or by any other financial institution between such organization and the beneficial owner, and (ii) furnishes Cox or its agent with a copy of such certification. The foregoing certification may be provided by the Non-U.S. Holder on Internal Revenue Service Form W-8BEN, or any successor form, executed under penalties of perjury. Such certification is effective with respect to payments of interest made after the issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years.

     In the event that the interest paid on the notes is effectively connected with the conduct of a trade or business within the United States of the Non-U.S. Holder, the Non-U.S. Holder will generally be taxed on a net income basis, that is, after allowance for applicable deductions, at the graduated rates that are applicable to U.S. Holders in essentially the same manner as if the notes were held by a U.S. Holder, as discussed above. In the case of a Non-U.S. Holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-U.S. Holder is a qualified resident of the treaty country.

     If the interest on the notes is not effectively connected and does not qualify for the portfolio interest exception described above, then the interest will be subject to United States federal withholding tax at a flat rate of 30% or a lower applicable income tax treaty rate upon delivery of Internal Revenue Service Form W-8BEN, or any successor form, executed under penalties of perjury, to Cox or our paying agent certifying eligibility for treaty benefits.

     On October 14, 1997, final regulations were published that govern information reporting and certification procedures regarding withholding and backup withholding on certain amounts paid to Non-U.S. Holders. The 1997 regulations are effective for payments made after December 31, 2000, regardless of the issue date of the instrument with respect to which such payments are made, subject to certain transition rules. The 1997 regulations provide documentation procedures designed to simplify compliance by withholding agents. They generally do not alter the treatment of Non-U.S. Holders, described above, but change certification procedures and forms and clarify and modify payor reliance standards. For purposes of the certification requirements, the 1997 regulations generally treat as the beneficial owners of payments on the notes those persons that, under United States federal income tax principles, are the taxpayers with respect to such payments, rather than persons such as nominees or agents legally entitled to such payments. In the case of payments to an entity classified as a foreign partnership under United States federal income tax principles, the partners, rather than the partnership, generally must provide the required certifications to qualify for the withholding tax exemption described above, unless the partnership has entered into a special agreement with the Internal Revenue Service. In contrast, a payment to a United States partnership is treated for these purposes as payment to a U.S. Holder, even if the partnership has one or more foreign partners. The discussion under this heading and under "--Backup Withholding Tax and Information Reporting," below, is not intended to be a complete discussion of the provisions of the 1997 regulations. Cox urges you to consult your own tax advisor concerning the tax consequences of your proposed investment in light of the 1997 regulations.

     Gain on Sale or Other Disposition. A Non-U.S. Holder generally will not be subject to regular United States federal income or withholding tax on gain recognized on a sale or other disposition of the notes, unless

          (a) the gain is effectively connected with the conduct of a trade or business within the United States of the Non-U.S. Holder or of a partnership, trust or estate in which such Non-U.S. Holder is a partner or beneficiary or

          (b) the Non-U.S. Holder is an individual that

             (i) is present in the United States for 183 days or more in the taxable year of the sale or other disposition and

             (ii) either (A) has a "tax home" in the United States, as specially defined for purposes of the United States federal income tax, or (B) maintains an office or other fixed place of business in the United States and the gain from the sale or other disposition of the notes is attributable to such office or other fixed place of business.

     Non-U.S. Holders who are individuals may also be subject to tax pursuant to provisions of United States federal income tax law applicable to certain United States expatriates, including certain former long-term residents of the United States.

     Gains realized by a Non-U.S. Holder that are effectively connected with the conduct of a trade or business within the United States of a Non-U.S. Holder generally will be taxed on a net income basis at the graduated rates that are applicable to U.S. Holders, as described above, unless exempt by an applicable income tax treaty. In the case of a Non-U.S. Holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-U.S. Holder is a qualified resident of the treaty country.

     Under the 1997 regulations, described above in "--Non-U.S.
Holders--Interest," withholding of United States federal income tax may apply to payments from a taxable sale or other disposition of the notes by a Non-U.S. Holder who does not provide appropriate certification to the withholding agent with respect to such transaction.

     Federal Estate and Gift Taxes. Notes beneficially owned by an individual who is neither a United States citizen nor a domiciliary of the United States at the time of such individual's death will not be subject to United States federal estate tax as a result of such individual's death, provided that any interest thereon would have been eligible for the portfolio interest exception described above in "--Non-U.S. Holders--Interest," if such interest had been received by the individual at the time of death.

     An individual who is not a United States citizen will not be subject to United States federal gift tax on a transfer of the notes, unless such person is a domiciliary of the United States or such person is subject to provisions of United States federal gift tax law applicable to certain United States expatriates, including certain former long-term residents of the United States.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     Under current United States federal income tax law, information reporting requirements apply with respect to interest paid to, and with respect to the proceeds of sales or other dispositions of the notes before maturity by, certain U.S. Holders. In addition, a 31% backup withholding tax applies to a non-corporate U.S. Holder if such person

     - fails to furnish such person's taxpayer identification number, which, for an individual, is his or her Social Security Number, to the payor in the manner required,

     - furnishes an incorrect taxpayer identification number, and the payor is so notified by the Internal Revenue Service,

     - is notified by the Internal Revenue Service that such person has failed properly to report payments of interest or dividends or

     - in certain circumstances, fails to certify, under penalties of perjury, that such person has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that such person is subject to backup withholding for failure properly to report interest or dividend payments.

     Backup withholding does not apply to payments made to certain exempt U.S. Holders, such as corporations and tax-exempt organizations.

     In the case of a Non-U.S. Holder, under current United States federal income tax law, backup withholding does not apply to payments of interest with respect to the notes, or to payments of proceeds on the sale or other disposition of the notes, if such holder has provided to Cox or its paying agent the certification described above in clause (ii)(D) of "--Non-U.S. Holders--Interest" or has otherwise established an exemption.

     We must annually report to the Internal Revenue Service and to each Non-U.S. Holder any interest that is subject to withholding or that is exempt from withholding. Copies of these information returns may also be made available to the tax authorities of the country in which the Non-U.S. holder resides.

     Under current United States federal income tax law, neither backup withholding nor information reporting generally applies to payments of proceeds on the sale or other disposition of the notes to or through a foreign office of a foreign broker that is not a U.S. related person. For this purpose, a U.S. related person means a controlled foreign corporation for United States federal income tax purposes or a foreign person 50% or more of whose gross income is effectively connected with the conduct of a trade or business within the United States for a specified three-year period.

     If payments of proceeds from the sale or other disposition of the notes were made through the foreign office of a broker that is a United States person, as defined in Section 7701(a)(30) of the Internal Revenue Code, or a U.S. related person, such broker may be subject to certain information reporting, but not backup withholding, requirements with respect to such payments, unless such broker has in its records documentary evidence that the beneficial owner is not a United States person and certain conditions are met, or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if such person has actual knowledge that the payee is a United States person.

     Payments of proceeds from the sale or other disposition of the notes to or through the United States office of a any U.S. or foreign broker will be subject to backup withholding and information reporting, unless the holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the payee is a United States person or that the conditions of the exemption are, in fact, not satisfied.

     The 1997 regulations, described above in "--Non-U. S. Holders--Interest," modify certain of the certification requirements for backup withholding and expand the group of U.S. related persons. It is possible that Cox or its paying agent may request new withholding exemption forms from holders of the notes in order to qualify for continued exemption from backup withholding when the 1997 regulations become effective.

     Backup withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a holder of the notes under the backup withholding rules are allowed as a refund or a credit against such holder's United States federal income tax, provided that the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the underwriting agreement among Cox and the several underwriters named below, Cox has agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase from Cox, the aggregate principal amount of 2000 notes, 2001 notes, 2004 notes, 2006 notes and 2009 notes set forth opposite its name below. The obligations of the underwriters are subject to certain conditions. The underwriters must purchase all of the notes if any are purchased.

                                                         PRINCIPAL      PRINCIPAL      PRINCIPAL      PRINCIPAL      PRINCIPAL
                                                         AMOUNT OF      AMOUNT OF      AMOUNT OF      AMOUNT OF      AMOUNT OF
                                                            2000           2001           2004           2006           2009
                                                           NOTES          NOTES          NOTES          NOTES          NOTES
UNDERWRITER                                             ------------   ------------   ------------   ------------   ------------
Merrill Lynch, Pierce, Fenner & Smith
           Incorporated...............................  $196,900,000   $112,500,000   $140,620,000   $150,000,000   $150,000,000
Chase Securities Inc..................................   196,900,000    112,500,000    140,620,000    150,000,000    150,000,000
ABN AMRO Incorporated.................................    16,400,000      9,375,000     11,720,000     12,500,000     12,500,000
BNY Capital Markets, Inc..............................    16,400,000      9,375,000     11,720,000     12,500,000     12,500,000
Credit Suisse First Boston Corporation................    16,400,000      9,375,000     11,720,000     12,500,000     12,500,000
First Union Capital Markets Corp......................    16,400,000      9,375,000     11,720,000     12,500,000     12,500,000
J.P. Morgan Securities Inc............................    16,400,000      9,375,000     11,720,000     12,500,000     12,500,000
Morgan Stanley & Co. Incorporated.....................    16,400,000      9,375,000     11,720,000     12,500,000     12,500,000
Utendahl Capital Partners, L.P........................    16,400,000      9,375,000     11,720,000     12,500,000     12,500,000
Wachovia Securities, Inc..............................    16,400,000      9,375,000     11,720,000     12,500,000     12,500,000
                                                        ------------   ------------   ------------   ------------   ------------
           Total......................................  $525,000,000   $300,000,000   $375,000,000   $400,000,000   $400,000,000
                                                        ============   ============   ============   ============   ============

     The underwriters have advised Cox that they propose initially to offer the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement, and to certain dealers at such prices less a concession not in excess of .1% of the principal amount of the 2000 notes, .2% of the principal amount of the 2001 notes, .35% of the principal amount of the 2004 notes, .375% of the principal amount of the 2006 notes, and .4% of the principal amount of the 2009 notes. The underwriters may allow, and such dealers may reallow, a discount not in excess of .0625% of the principal amount of the 2000 notes, .125% of the principal amount of the 2001 notes, .25% of the principal amount of the 2004 notes, .25% of the principal amount of the 2006 notes, and .25% of the principal amount of the 2009 notes, to certain other dealers. After the initial public offering, the public offering prices, concessions and discounts may be changed.

     Each series of notes is a new issue of securities with no established trading market. The notes will not be listed on any securities exchange. Cox has been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue market-making at any time without notice. Cox can provide no assurance as to the liquidity of, or any trading market for, any series of the notes.

     In connection with the offering, the underwriters are permitted to engage in certain transactions that stabilize the prices of the notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the prices of the notes. If the underwriters create a short position in the notes of any series in connection with the offering, i.e., if they sell a greater aggregate principal amount of notes of that series than is set forth on the cover of this prospectus supplement, the underwriters may reduce that short position by purchasing notes of that series in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither Cox nor any underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither Cox nor any underwriter makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Cox has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or if indemnification is not allowed, to contribute to payments the underwriters may be required to make in respect of those liabilities.

     In the ordinary course of business, certain of the underwriters and their affiliates have from time to time provided investment banking, general financing and banking and financial advisory services to us and our affiliates, and have also acted as representatives of various other underwriters in connection with public offerings of our securities.

     Cox estimates that it will spend approximately $2.3 million for printing, rating agency, trustee and legal fees and other expenses related to the offering.

                                 LEGAL MATTERS

     Certain legal matters in connection with the offering of the notes will be passed upon for Cox by Dow, Lohnes & Albertson, PLLC, Washington, D.C., and for the underwriters by Brown & Wood LLP, New York, New York.

PROSPECTUS

                                 $8,000,000,000

                            COX COMMUNICATIONS, INC.

                              CLASS A COMMON STOCK
                                PREFERRED STOCK
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS
                                DEBT SECURITIES

                                  COX TRUST I

                                  COX TRUST II
                           TRUST PREFERRED SECURITIES

                               CAPITAL SECURITIES

                      FULLY AND UNCONDITIONALLY GUARANTEED
                  TO THE EXTENT PROVIDED IN THIS PROSPECTUS BY

                            COX COMMUNICATIONS, INC.
                            ------------------------

     This prospectus is part of a shelf registration statement which Cox and the Cox Trusts have filed with the Securities and Exchange Commission. Under the shelf registration statement, Cox may offer shares of Class A common stock, par value $1.00 per share, shares of preferred stock, par value $1.00 per share, stock purchase contracts to purchase shares of Class A common stock, stock purchase units and unsecured debentures, notes, bonds or other evidences of indebtedness, and the Cox Trusts may offer trust preferred securities or capital securities, all of which securities combined will have an aggregate initial public offering price of $8.0 billion, including the U.S. dollar equivalent if the initial public offering is denominated in one or more foreign currencies, foreign currency units or composite currencies.

     Under the shelf registration process, Cox and the Cox Trusts may sell the securities from time to time in one or more separate offerings, in amounts, at prices and on terms to be determined at the time of sale. Cox's debt securities may be issuable in global form, in registered form without coupons attached, or in bearer form with or without coupons attached.

     Cox's Class A common stock is listed on the New York Stock Exchange under the symbol "COX."

     This prospectus provides a general description of the securities Cox and the Cox Trusts may offer. Each time Cox sells shares of a particular series of preferred stock, a particular series of debt securities, stock purchase contracts or stock purchase units, or a Cox Trust sells trust preferred securities or capital securities, it will provide a prospectus supplement which will contain the specific terms of the securities being offered at that time. Unless otherwise specified in the prospectus supplement, the debt securities will be senior debt securities of Cox.

     The prospectus supplement may add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement in conjunction with the additional information described under the headings "Where You Can Find More Information" and "Information Incorporated by Reference."
                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                 The date of this prospectus is August 9, 1999.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. We have based these statements on our current expectations or projections about future events and on assumptions we have made. These forward-looking statements are subject to certain risks and uncertainties which could cause actual results or events to differ materially from those we anticipate or project. Prospective purchasers should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.
                          ---------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Neither Cox nor the Cox Trusts has authorized anyone else to provide you with different information. Cox and the Cox Trusts are offering these securities only in states where the offer is permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. Cox's business, financial condition, results of operations and prospects may have changed since that date.

                            COX COMMUNICATIONS, INC.

     Cox is one of the largest broadband communications companies in the United States. Cox has extensive broadband network operations in the United States as well as investments in cable television programming, telecommunications, and technology and broadband networks.

     Cox's basic strategy is to leverage its advanced broadband network by offering new and advanced communications services to both residences and businesses. We believe that we have a number of advantages that will allow us to implement this strategy successfully, including:

     - ownership of highly clustered and regionally concentrated cable television systems; and

     - a strong commitment to and reputation for superior customer service.

     These services include:

     - multichannel video;

     - digital video;

     - high-speed Internet access;

     - local and long-distance telephone services; and

     - commercial local exchange carrier operations.

     Cox also has invested in programming, telecommunications and technology companies that complement its business strategy. Cox believes that its investments have been vital to its growth into a communications industry leader.

     Cox Enterprises, Inc., a privately held corporation based in Georgia and one of the largest media companies in the U.S., controls approximately 72.7% of the outstanding equity of Cox as of June 30, 1999. In addition to Cox, Cox Enterprises publishes, owns or operates newspapers, television and radio stations, Internet web site and Manheim Auctions, the world's largest auto auction operator.

     Cox's principal executive offices are located at 1400 Lake Hearn Drive, Atlanta, Georgia 30319. Its telephone number is (404) 843-5000.

                                 THE COX TRUSTS

     Each Cox Trust is a statutory business trust created under Delaware law pursuant to:

          1. a declaration of trust executed by Cox, as sponsor for the Cox Trust, and by the initial trustees of such Cox Trust; and

          2. the filing of a certificate of trust with the Delaware Secretary of State.

     Each Cox Trust exists for the exclusive purposes of:

        - issuing and selling either capital securities or trust preferred securities representing undivided beneficial interests in the assets of such Cox Trust and trust common securities representing undivided beneficial interests in the assets of such Cox Trust;

        - using the proceeds from the sale of such trust securities to acquire a series of corresponding senior debt securities or junior subordinated debentures of Cox; and

        - engaging in only those other activities necessary, advisable or incidental to these purposes.

Cox's senior debt securities or junior subordinated debentures, as the case may be, will be the sole assets of a Cox Trust and, accordingly, payments under the corresponding senior debt securities or junior subordinated debentures will be the sole revenues of that Cox Trust.

     All of the trust common securities of a Cox Trust will be owned by Cox and will rank equally, and payments will be made on trust common securities pro rata, with the capital securities or the trust preferred securities, as the case may be, of such Cox Trust, except that upon the occurrence and continuance of an event of default under the applicable declaration of trust resulting from an event of default under the applicable indenture, the rights of Cox as the trust common securities holder to payments in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of capital securities or trust preferred securities, as the case may be, of such Cox Trust. See "Description of Trust Preferred Securities--Subordination of Trust Common Securities" and "Description of Capital Securities--Subordination of Trust Common Securities." Cox will acquire trust common securities of each Cox Trust in an aggregate liquidation amount equal to at least 3% of the total capital of that Cox Trust. Each Cox Trust will terminate on the date specified in the applicable prospectus supplement, but may dissolve earlier as provided in the applicable declaration of trust.

     Each Cox Trust's business and affairs are conducted by its trustees who are appointed by Cox as the trust common securities holder. Unless otherwise specified in the applicable prospectus supplement, the issuer trustees for each Cox Trust will be The Bank of New York, as property trustee, The Bank of New York (Delaware), as Delaware trustee, and three individual trustees, which are referred to as administrative trustees, who are officers or employees of Cox. The Bank of New York, as property trustee, will act as sole indenture trustee under each declaration of trust. The Bank of New York will also act as indenture trustee under any capital securities guarantee, any preferred securities guarantee, the senior debt indenture and the junior subordinated debenture indenture. See "Description of Capital Securities Guarantees," "Description of Preferred Securities Guarantees," "Description of Debt Securities" and "Description of Junior Subordinated Debentures." The trust common securities holder of a Cox Trust or, if an event of default under the declaration of trust has occurred and is continuing, the holders of a majority in liquidation amount of the capital securities or the trust preferred securities, as the case may be, of such Cox Trust will be entitled to appoint, remove or replace such Cox Trust's property trustee and the Delaware trustee. In no event will the holders of capital securities or trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees; such voting rights will be vested exclusively in Cox as the trust common securities holder. The duties and obligations of the trustees will be governed by the applicable declaration of trust.

     Cox, as issuer of the corresponding senior debt securities or junior subordinated debentures, will pay all fees, expenses, debts and obligations, other than payments in respect of trust securities, related to each Cox Trust and the offering of the capital securities or trust preferred securities, as the case may be, and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each Cox Trust, other than payments in respect of trust securities.

     The principal executive office of each Cox Trust is c/o Cox Communications, Inc., 1400 Lake Hearn Drive, Atlanta, Georgia 30319.

                                USE OF PROCEEDS

     Unless otherwise stated in the accompanying prospectus supplement, Cox intends to use the net proceeds from the sale of any offered securities for general corporate purposes, which may include additions to working capital, repayment or redemption of existing indebtedness and financing of capital expenditures and acquisitions. Cox may borrow additional funds from time to time from public and private sources on both a long-term and short-term basis and may sell commercial paper to fund its future capital and working capital requirements in excess of internally generated funds.

     The proceeds from the sale of either capital securities or trust preferred securities by a Cox Trust will be invested in either senior debt securities or junior subordinated debentures of Cox. Except as may otherwise be described in the related prospectus supplement, Cox expects to use the net proceeds from the sale of such senior debt securities or junior subordinated debentures to the applicable Cox Trust for general corporate purposes. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any prospectus supplement will be described therein.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of Cox for the periods indicated:

                                    THREE MONTHS ENDED
     YEAR ENDED DECEMBER 31,             MARCH 31,
---------------------------------   -------------------
1994   1995   1996   1997   1998      1998       1999
----   ----   ----   ----   -----   --------   --------
3.1x   2.8x   1.5x   2.0x   12.3x     0.9x       8.8x

     Earnings for the years ended December 31, 1995, 1996, 1997 and 1998 and for the three months ended March 31, 1999 include $188.8 million, $4.6 million, $116.6 million, $2.5 billion and $419.5 million, respectively, of net investment gains.

     For purposes of this computation, earnings are defined as income before income taxes and, excluding losses and undistributed earnings on equity method investments, minority interests and fixed charges excluding capitalized interest. Fixed charges are the sum of:

     - interest cost including capitalized interest;

     - estimated interest component of rent expense; and

     - dividends on subsidiary preferred stock.

     While Cox has a series of preferred stock outstanding, the holders of such preferred stock are entitled to dividends only when, and to the extent that, Cox's board of directors declares such dividends. Cox's board has never declared a dividend on its preferred stock and does not intend to do so in the foreseeable future. Accordingly, the data in the above table also represents Cox's combined ratio of earnings to fixed charges and preferred stock dividends for the periods presented.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of Cox's capital stock sets forth general terms and provisions of the particular issuance of capital stock to which any prospectus supplement may relate and reflects a two-for-one stock split effective on May 21, 1999. The prospectus supplement will describe the particular terms of any sale of capital stock and the extent, if any, to which such general provisions will not apply to such sale. The following description also sets forth selected provisions of Cox's certificate of incorporation, as amended, and bylaws. This description is a summary only and is qualified in its entirety by Cox's certificate of incorporation and bylaws, which are incorporated as exhibits to the registration statement of which this prospectus is a part.

     Cox's certificate of incorporation authorizes it to issue 650,000,000 shares of Class A common stock, 60,000,000 shares of Class C common stock and 10,000,000 shares of preferred stock.

     As of June 30, 1999, there were outstanding 527,548,343 shares of Class A common stock and 27,597,792 shares of Class C common stock. In addition, 10,284,386 shares of Class A common stock were reserved for issuance pursuant to Cox's employee benefit plans, 27,597,792 shares of Class A common stock were reserved for issuance to the holders of Class C common stock and approximately 4,675,016 shares of Class A common stock were reserved for issuance to the holders of Cox's Series A preferred stock according to the terms outlined under "Series A Convertible Preferred Stock" below.

COMMON STOCK

     Except with respect to voting, transfer and convertibility, shares of Class A common stock and shares of Class C common stock are identical in all respects. Class A common stockholders are entitled to one vote per share, while Class C common stockholders are entitled to ten votes per share. The shares of Class C common stock are subject to significant transfer restrictions.

     Voting. The Class A common stockholders and the Class C common stockholders vote together as a single class on all actions, except that the affirmative vote of the holders of a majority of outstanding shares of Class A common stock and Class C common stock voting separately as a class is required:

     - to approve any amendment to Cox's certificate of incorporation that would alter or change the powers, preferences or special rights of such class in a way that adversely affects the holders of such class; and

     - to approve such other matters as may require a class vote under the Delaware General Corporation Law.

     Dividends and Other Distributions. Each share of common stock is equal in respect of dividends and other distributions in cash, stock or property, including distributions upon Cox's liquidation or a sale of all or substantially all of Cox's assets. However, in the case of dividends or other distributions payable on either class of common stock in shares of such stock, including distributions pursuant to stock splits or dividends, only Class A common stock will be distributed with respect to outstanding Class A common stock and only Class C common stock will be distributed with respect to outstanding Class C common stock. Neither of the Class A common stock nor the Class C common stock will be split, divided or combined unless each other class is proportionately split, divided or combined.

     Cox has never declared or paid cash dividends on its Class A common stock and currently intends to retain any future earnings for use in developing and operating its businesses. Accordingly, Cox does not expect to pay cash dividends on the Class A common stock in the foreseeable future.

     Restrictions on Transfer of Class C Common Stock; Convertibility of Class C Common Stock into Class A Common Stock. Cox Holdings, Inc. and Cox DNS, Inc. hold all of the shares of Class C common stock currently outstanding. Cox Holdings and Cox DNS are wholly owned subsidiaries of Cox Enterprises. Shares of the Class C common stock are convertible at any time, or from time to time, at the Class C stock holder's option, into Class A common stock on a share-for-share basis. Shares of Class C common stock will be converted automatically into shares of Class A common stock on a share-for-share basis:

     - at any time Cox's board of directors and the holders of a majority of the shares of Class C common stock then outstanding approve conversion of all shares of Class C common stock into Class A common stock;

     - if the Class A common stock is precluded from trading on any national securities exchange or national quotation system as a result of the Class C common stock's existence;

     - upon election by Cox's board of directors in connection with their approval of any sale or lease of all or substantially all of Cox's assets or any merger, consolidation, liquidation or dissolution of Cox; or

     - upon election by Cox's board of directors, after the board has determined there has been a material adverse change in the outstanding Class A common stock's liquidity, marketability or market value due to its exclusion from a national exchange or quotation system or due to federal or state legal requirements, in either case because of the Class C common stock's existence.

     Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of Cox, whether voluntary or not, the Class A common stock holders and the Class C common stock holders shall be entitled to share ratably, according to their respective interests, in Cox's assets which remain after payment, or provision of payment, of Cox's debts and other liabilities and the preferential amounts due to the holders of any stock ranking prior to the common stock in the distribution of assets.

PREFERRED STOCK

     Cox may issue preferred stock with such designations, powers, preferences and other rights and qualifications, limitations and restrictions as Cox's board of directors may authorize, without further action by Cox's shareholders, including but not limited to:

     - the distinctive designation of each series and the number of shares that will constitute the series;

     - the voting rights, if any, of shares of the series;

     - the dividend rate on the shares of the series, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative and the dates on which dividends are payable;

     - the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

     - the purchase or sinking fund provisions, if any, for the purchase or redemption of shares in the series;

     - any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of Cox or the distribution of its assets; and

     - the prices or rates of conversion at which, and the terms and conditions on which, the shares of such series may be converted into other securities, if such shares are convertible.

SERIES A CONVERTIBLE PREFERRED STOCK

     In October 1998, Cox completed the acquisition of a cable television system located in Las Vegas, Nevada, and certain related businesses previously owned by Prime South Diversified, Inc. Cox issued shares of Series A preferred stock as part of the consideration for the acquisition.

     Dividends. Series A preferred stock holders are entitled to dividends only when, and to the extent that, Cox's board of directors declares such dividends.

     Voting. Series A preferred stock holders are entitled to one vote per share, and such holders vote together with the holders of Class A common stock and Class C common stock on all matters upon which the Class A common stock and Class C common stock holders are entitled to vote.

     Conversion. Shares of the Series A preferred stock are convertible into shares of Class A common stock at the preferred stockholders' option only after October 1, 2003, a change in control of Cox or notification of liquidation, whichever event occurs first. Shares of the Series A preferred stock are convertible into shares of Class A common stock according to a formula based upon 20.0% of the fair value of Cox's Las Vegas cable system and the average closing price of the Class A common stock over a specified ten-day period. Shares of the Series A preferred stock will convert automatically into shares of Class A common stock, if the Las Vegas cable system makes a distribution on its capital stock or upon the sale of all or substantially all of Cox's assets, according to the formula described above. Cox anticipates that appreciation realized upon conversion of the Series A preferred stock into Class A common stock will be accounted for as contingent purchase price in accordance with APB Opinion No. 16, "Business Combinations."

TRANSFER AGENT

     The transfer agent and registrar for the Class A common stock is First Chicago Trust Company of New York.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The following description of the terms of the debt securities sets forth selected general terms and provisions of the particular issuance of debt securities to which any prospectus supplement may relate. The prospectus supplement will describe the particular terms of any debt securities and the extent, if any, to which such general provisions will not apply to those debt securities.

     The debt securities will be issued from time to time in series under an indenture, dated as of June 27, 1995, between Cox and The Bank of New York, as trustee. A copy of the indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

     The indenture does not limit the aggregate principal amount of debt securities Cox may issue, and the indenture provides that Cox may issue debt securities from time to time in one or more series. The following summary of selected provisions of the indenture and the debt securities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of selected terms which it contains as well as those terms which the Trust Indenture Act of 1939, as amended, requires be incorporated.

     Cox refers you to the prospectus supplement for the following terms and other possible terms of each series of debt securities in respect of which this prospectus is being delivered, to the extent such terms are applicable to such debt securities:

     - the classification, specific designation, date, aggregate principal amount, purchase price and denomination of the debt securities;

     - currency or units based on or relating to currencies in which such debt securities are denominated and/or in which principal, premium, if any, and/or interest will or may be payable;

     - the formula, if any, upon which Cox may determine from time to time the principal amount of debt securities outstanding;

     - any date of maturity, which may be fixed or extendible;

     - the interest rate or rates or the method by which the interest rate or rates will be determined, if any;

     - the dates on which any interest will be payable, Cox's right, if any, to extend or defer the interest period and the duration of extensions or deferrals;

     - the place or places where the principal of, premium, if any, and interest on the debt securities will be payable;

     - any repayment, redemption, prepayment or sinking fund provisions and any provisions related to the purchase of debt securities at the option of the holders;

     - whether the debt securities will be issuable in global form, and, if so, the identity of the depositary, or in registered and/or bearer form and, if bearer securities are issuable, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of bearer securities;

     - the terms, if any, on which debt securities may be converted into or exchanged for stock or other securities of Cox or other entities or for cash, any specific terms relating to the adjustment of the conversion or exchange terms, and the period during which debt securities may be so converted or exchanged;

     - any applicable United States federal income tax consequences, including whether and under what circumstances Cox will pay additional amounts on debt securities held by a person who is not a U.S. person, as defined in the prospectus supplement, in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether Cox will have the option to redeem debt securities rather than pay such additional amounts;

     - the subordination provisions, if any, relating to the debt securities;
       and

     - any other specific terms of the debt securities, including any additional events of default or covenants provided for with respect to debt securities, and any terms which may be required by or advisable under applicable laws or regulations.

     Holders may present debt securities for exchange, and holders of registered debt securities may present them for transfer, in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. Cox will provide these services without charge, other than any tax or other governmental charge payable in that connection, but subject to the limitations provided in the indenture. Debt securities in bearer form and the coupons, if any, pertaining to such debt securities will be transferable by delivery.

     Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any discounted debt securities or to certain debt securities issued at par, which are treated as having been issued at a discount for United States federal income tax purposes, will be described in the accompanying prospectus supplement.

     Cox may issue debt securities from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of these debt securities may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater or less than the amount of principal or interest otherwise payable on those dates, depending upon the value of the applicable currency, commodity, equity index or other factor on those dates. Information as to the methods Cox will use to determine the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on that date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

     Unless Cox indicates otherwise in the accompanying prospectus supplement, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiples of $1,000. Unless Cox specifies otherwise in the prospectus supplement, the principal amount of the debt securities will be payable at the corporate trust office of the trustee in New York, New York. Holders may present the debt securities for transfer or exchange at that office unless Cox specifies otherwise in the prospectus supplement, subject to the limitations provided in the indenture and without any service charge, but Cox may require payment of a sum sufficient to cover any tax or other governmental charges payable.

CONCERNING THE TRUSTEE

     The Bank of New York is the trustee under the indenture and has been appointed by Cox as registrar and paying agent with regard to the debt securities. The trustee is a depositary for funds and performs other services for, and transacts other banking business with, Cox in the normal course of business.

RANKING

     Unless Cox specifies otherwise in a prospectus supplement for a particular series of debt securities, all series of debt securities will be senior indebtedness of Cox and will be direct, unsecured obligations, ranking equally with all of Cox's other unsecured and unsubordinated obligations.

     Cox conducts most of its operations through its subsidiaries. Therefore, Cox's rights and the rights of Cox's creditors, including debt securities holders, to participate in the assets of any subsidiary upon such subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent Cox may be a creditor with recognized claims against the subsidiary.

CERTAIN COVENANTS

     The indenture contains covenants, including, among others, the following:

     Limitation on liens. Cox will not, and will not permit any restricted subsidiary to, create, incur or assume any lien, other than permitted liens on restricted property incurred to secure the payment of Indebtedness of Cox or any restricted subsidiary, if, immediately after the creation, incurrence or assumption of such lien, the aggregate outstanding principal amount of all Indebtedness of Cox and its restricted subsidiaries that is secured by liens other than permitted liens on restricted property would exceed the greater of:

     - $200 million or

     - 15% of the aggregate outstanding principal amount of all Indebtedness of Cox and the restricted subsidiaries, whether or not so secured,

unless effective provision is made such that, at Cox's determination, the debt securities together with any other Indebtedness of equal ranking, whether then existing or later created, are secured equally and ratably with, or prior to, such Indebtedness, but only for as long as such Indebtedness is so secured.

     Limitation on Indebtedness of restricted subsidiaries. Cox will not permit any restricted subsidiary to incur any Indebtedness if, immediately after the incurrence or assumption of such Indebtedness, the aggregate outstanding principal amount of all indebtedness of the restricted subsidiaries would exceed the greater of:

     - $200 million; or

     - 15% of the aggregate outstanding principal amount of all Indebtedness of Cox and the restricted subsidiaries;

provided that, in any event, a restricted subsidiary may incur Indebtedness to extend, renew or replace its own Indebtedness to the extent that the principal amount of the Indebtedness so incurred does not exceed the level of the principal amount of the Indebtedness immediately prior to such extension, renewal or replacement plus any premium, accrued and unpaid interest or capitalized interest payable on the previous amount.

     Designation of subsidiaries. Cox may designate a restricted subsidiary as an unrestricted subsidiary or designate an unrestricted subsidiary as a restricted subsidiary at any time, provided that:

     - immediately after giving effect to such designation, the restricted group's leverage ratio is not greater than 7:1 and Cox and the restricted subsidiaries are in compliance with the "Limitation on liens" and "Limitation on Indebtedness of restricted subsidiaries" covenants; and

     - Cox delivers an officers' certificate with respect to such designation, to the trustee, within 75 days after the end of Cox's fiscal quarter in which it made such designation, or, in the case of a designation made during the last fiscal quarter of Cox's fiscal year, within 120 days after the end of such fiscal year. The officers' certificate shall state the effective date of such designation.

     Mergers or sales of assets. The indenture provides that Cox may not merge with or into or consolidate with another entity or lease, convey or transfer all or substantially all of its assets to another entity unless either:

     - Cox is the surviving corporation; or

     - the resulting, surviving or transferee entity is a corporation organized under the laws of a state of the United States or the District of Columbia and expressly assumes all of Cox's obligations under the debt securities and the indenture; and

     - immediately after and giving effect to such transaction, no event of default has occurred.

     The indenture does not contain any provisions affording debt securities holders any additional protection in the event that Cox enters into a highly-leveraged transaction.

DEFINITIONS

     Indebtedness means, without duplication, with respect to any entity:

     - any indebtedness of such entity for borrowed money or evidenced by a note, debenture or similar instrument, including a purchase money obligation which was given in connection with the acquisition of any property or assets, including securities;

     - any guarantee by such entity of any indebtedness of others as described in the preceding clause; and

     - any amendment, extension, renewal or refunding of any such indebtedness or guarantee.

     The term Indebtedness excludes:

     - any indebtedness of Cox or of any its restricted subsidiaries to Cox or another restricted subsidiary;

     - any guarantee by Cox or any restricted subsidiary of indebtedness of Cox or another restricted subsidiary;

     - trade accounts payable; and

     - letters of credit, performance bonds and similar obligations issued in favor of governmental or franchising authorities as a term of a cable television franchise or other governmental franchise, license, permit or authorization held by such entity or any of its subsidiaries.

     Leverage ratio with respect to the restricted group means, as of the date of and after giving effect to any designation of an unrestricted subsidiary as a restricted subsidiary, or any designation of a restricted subsidiary as an unrestricted subsidiary, in each case in accordance with the "Designation of subsidiaries" covenant, the ratio of:

     - the aggregate outstanding principal amount of all Indebtedness of the restricted group as of such date;

      to

     - the product of four times the restricted group cash flow for the most recent full fiscal quarter for which financial information is available on such date.

     Permitted liens means:

        1. Any lien which arises out of a judgment or award against Cox or any restricted subsidiary, with respect to which Cox or such restricted subsidiary, at the time, shall be prosecuting an appeal or proceeding for review, or with respect to which the period within which such appeal or proceeding for review may be initiated shall not have expired, and with respect to which:

           - Cox or such restricted subsidiary shall have secured a stay of execution pending such appeal or proceeding for review; or

           - Cox or such restricted subsidiary shall have posted a bond or established adequate reserves, in accordance with generally accepted accounting principles, for the payment of such judgment or award;

        2. Any lien upon any real or personal property or interest in such property belonging to Cox or a restricted subsidiary and existing at the time the property or interest was acquired, or securing payment of Indebtedness which Cox or the restricted subsidiary incurred to finance some or all of the purchase price of, or cost of construction of or improvements on, any such property or interest therein; provided that:

           - the outstanding principal amount of the Indebtedness secured by such lien does not at any time exceed 100% of the greater of the purchase price for or the fair value of such real or personal property or interest;

           - such lien does not encumber or constitute a charge against any other restricted property owned by the restricted group, except that in the case of construction or improvement, the lien may extend to unimproved real property on which the property so constructed or the improvement is located; and

           - the indebtedness secured by such lien would be permitted to be incurred under the covenant described under "Limitation on Indebtedness of restricted subsidiaries;" and

        3. Any lien representing the extension, renewal or replacement, or successive extensions, renewals or replacements, of liens referred to in paragraph (2) above, provided that the principal of the Indebtedness thus secured does not exceed

           - the principal of the Indebtedness secured immediately prior to such extension, renewal or replacement,

             plus

           - any accrued and unpaid interest or capitalized interest payable;

             and such extension, renewal or replacement shall be limited to

           - all or a part of the property or interest subject to the lien so extended, renewed or replaced,

             plus

           - improvements and construction on such property.

     The outstanding principal amount of Indebtedness secured by a lien permitted by paragraph (2) or (3) above or, if less, the fair value of the property or interest thus secured, shall be included in the calculation of the aggregate outstanding principal amount of Indebtedness secured by liens on restricted property, for purposes of determining whether a lien, other than a permitted lien, may be incurred in compliance with the covenant described under "Limitation on liens."

     Principal property means, as of any date of determination, any property or assets which any restricted subsidiary owns other than:

     - any such property which, in the good faith opinion of Cox's board of directors, is not of material importance to the business conducted by Cox and its restricted subsidiaries taken as a whole; and

     - any shares of any class of stock or any other security of any unrestricted subsidiary.

     Restricted group means, as of any date of determination, Cox and the restricted subsidiaries as of such date and after giving effect to any designation being made on such date in accordance with the "Designation of subsidiaries" covenant.

     Restricted group cash flow for any period means the restricted group's net income for such period,

     plus

     the sum, without duplication, of the aggregate of each of the following items of Cox and the restricted subsidiaries for such period, to the extent taken into account as charges to restricted group net income for such period:

     - interest expense;

     - income tax expense;

     - depreciation and amortization expense and other noncash charges;

     - extraordinary items; and

     - after-tax losses on sales of assets outside of the ordinary course of business, which otherwise are not included in extraordinary items in accordance with generally accepted accounting principles;

     minus

     the sum, without duplication, of the aggregate of each of the following items of Cox and the restricted subsidiaries for such period, to the extent taken into account as credits to restricted group net income for such period:

     - noncash credits;

     - extraordinary items; and

     - after-tax gains on sales of assets outside of the ordinary course of business, which otherwise are not included in extraordinary items in accordance with generally accepted accounting principles.

     For purposes of this definition:

     - Restricted group net income for any period means the aggregate of the net income or loss of Cox and its restricted subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles; provided that the net income or loss of any entity accounted for by the equity method of accounting, and the net income or loss of any unrestricted subsidiary, shall be excluded. However, the net income of any such entity or unrestricted subsidiary shall be included to the extent of the amount of dividends or distributions such entity or unrestricted subsidiary pays to Cox or a restricted subsidiary during such period; and

     - if Cox or any restricted subsidiary consummated any acquisition or disposition of assets during the period for which restricted group cash flow is being calculated, or consummated any acquisition or disposition of assets subsequent to such period and on or prior to the date as of which the leverage ratio is to be determined, then, in each such case, the restricted group cash flow for such period shall be calculated on a pro forma basis, instead of as a pooling of interests, if applicable, as if such acquisition or disposition had occurred at the beginning of such period.

     Restricted property means, as of any date of determination, any principal property and any shares of stock of a restricted subsidiary which Cox or a restricted subsidiary owns.

DEFAULTS

     An event of default with respect to debt securities of any series is defined in the indenture as:

        1. a default in the payment of interest when due on the debt securities of that series which continues for 30 days;

        2. a default in the payment of principal of any debt security of that series when due, whether at its stated maturity, upon redemption, upon required repurchase, by declaration or otherwise;

        3. Cox's failure to comply with its obligations under "-- Certain Covenants -- Mergers or sales of assets" above;

        4. Cox's failure to comply, within 60 days after notice provided in accordance with the terms of the indenture, with any of its other covenants or agreements contained in the indenture with respect to that series of debt securities, including its obligations under the covenants described above under "-- Certain Covenants -- Limitation on liens," "-- Limitation on Indebtedness of restricted subsidiaries" or "-- Designation of subsidiaries," provided that this provision does not apply to defaults in covenants for which the indenture specifically provides otherwise;

        5. Indebtedness of Cox or any restricted subsidiary is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds 5% of the aggregate outstanding principal amount of all Indebtedness of Cox and the restricted subsidiaries;

        6. certain events of bankruptcy, insolvency or reorganization of Cox or a restricted subsidiary;

        7. failure to make a sinking fund payment when due on the debt securities of that series; or

          8. any other events of default specified for that series of debt securities.

     Except as described in the second to last sentence of this paragraph, if an event of default occurs and is continuing with respect to a particular series of debt securities, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series may declare the principal of and accrued but unpaid interest on all the debt securities of such series to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an event of default relating to specific events of bankruptcy, insolvency or reorganization of Cox occurs and is continuing, the principal of and interest on all the debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the debt securities. Under some circumstances, the holders of a majority in principal amount of the outstanding debt securities of a series may rescind any acceleration and its consequences with respect to the debt securities of that series.

     Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities of any series, unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no debt security holder may pursue any remedy with respect to the indenture or the debt securities of its series unless:

     - that holder has previously given the trustee notice that an event of default is continuing;

     - holders of at least 25% in principal amount of the outstanding debt securities of such series have requested the trustee to pursue the remedy;

     - those holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

     - the trustee has not complied with such request within 60 days of receiving it with an offer of security or indemnity; and

     - the holders of a majority in principal amount of the outstanding debt securities of such series have not given the trustee a direction inconsistent with such request within such 60-day period.

     Subject to some restrictions, the holders of a majority in principal amount of the outstanding debt securities of any series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a debt security of the same series, or that would involve the trustee in personal liability.

     The indenture provides that if a default occurs and is continuing with respect to a particular series of debt securities and is known to the trustee, the trustee must mail notice of the default within 90 days after it occurs to each holder of the debt securities of such series. Except in the case of a default in the payment of principal of, premium, if any, or interest on any debt security, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is in the interests of the holders of the debt securities of such series. In addition, Cox must deliver to the trustee, within 120 days after the end of each fiscal year, an officers' certificate indicating whether the signers thereof know of any default that occurred during the previous year. Cox also is required to deliver to the trustee, within 30 days after its occurrence, written notice of any events which would constitute certain defaults, their status and what action Cox is taking or proposes to take.

     Prior to the acceleration of the maturity of the debt securities of any series, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may on behalf of all the debt securities and any related coupons of that series waive any past default or event of default, except:

     - a default in the payment of the principal of, and premium, if any, or interest on, any of the debt securities or in the payment of any related coupon; and

     - a default that cannot be waived without the consent of each holder affected.

A waiver will serve to end such default, to cure any event of default, and to restore Cox, the trustee and holders of the affected debt securities to their former positions and rights. No such waiver will extend to any subsequent or other default.

AMENDMENTS AND WAIVERS

     Subject to specific exceptions, the indenture may be amended with respect to a series of debt securities with the consent of the holders of a majority in principal amount then outstanding of the debt securities of that series, including consents obtained in connection with a tender offer or exchange for the debt securities. Any past default or compliance with any provisions also may be waived with such a consent of the holders of a majority in principal amount then outstanding of the debt securities of such series. However, without the consent of each holder of an outstanding debt security of that series, no amendment may, among other things:

     - reduce the amount of debt securities of that series whose holders must consent to an amendment;

     - reduce the rate of, or extend the time for, payment of interest on any debt security of that series;

     - reduce the principal of or extend the stated maturity of any debt security of that series;

     - reduce the premium payable upon the redemption of any debt security of that series, or change the time at which any debt security of that series may or shall be redeemed;

     - make any debt securities of that series payable in a currency other than that stated in the debt securities of such series;

     - release any security that may have been granted in respect of the debt securities; or

     - make any change (1) affecting the rights of holders of a majority in principal amount of the outstanding debt securities of that series to direct the time, method and place of conducting proceedings for any remedy available to the trustee, (2) in the amendment provisions which requires each holder's consent, or (3) in the waiver provisions.

     Without the consent of any of the debt securities holders, Cox and the trustee may amend the indenture:

     - to cure any ambiguity, omission, defect or inconsistency;

     - to provide for the assumption by a successor entity of Cox's obligations under the indenture;

     - to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

     - to add guarantees with respect to the debt securities;

     - to secure the debt securities;

     - to add to the covenants for the benefit of holders of all or any series of the debt securities and to make a default of that additional covenant an event of default under the indenture for all or any series of debt securities;

     - to surrender any right or power conferred upon Cox;

     - to convey, transfer, assign, mortgage or pledge any property to or with the trustee, or to make such other provisions in regard to matters or questions arising under the indenture as shall not adversely affect the interests of any holders of debt securities;

     - to make any change that does not adversely affect the rights of any debt securities holder;

     - to provide for a successor or separate trustee with respect to the debt securities of one or more series; or

     - to comply with any SEC requirement in connection with the qualification of the indenture under the Trust Indenture Act.

     The indenture does not require the debt securities holders to give consent approving of the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the indenture becomes effective, Cox is required to mail to holders of the debt securities of the affected series a notice briefly describing such amendment. However, Cox's failure to give such notice to all holders of the debt securities of such series, or any defect in such notice, will not impair or affect the validity of the amendment.

DEFEASANCE

     Cox at any time may terminate all its obligations with respect to a particular series of debt securities, and under the indenture, with respect to the legal defeasance of such series, except for specific obligations including:

     - those respecting the defeasance trust;

     - to register the transfer or exchange of the debt securities;

     - to replace mutilated, destroyed, lost or stolen debt securities; and

     - to maintain a registrar and paying agent in respect of the debt securities.

     Cox at any time may terminate its obligations with respect to a series of debt securities under the covenants described under "-- Certain Covenants," other than the covenants described under "-- Mergers or sales of assets," and any other restrictive covenants described in the accompanying prospectus supplement relating to that series, as well as the operation of the cross-acceleration provision and the bankruptcy provisions described under "-- Defaults" above.

     Cox may exercise its legal defeasance option notwithstanding its prior exercise of the covenant defeasance option. If Cox exercises its legal defeasance option with respect to a particular series of debt securities, payment of the debt securities of that series may not be accelerated because of an event of default with respect thereto. If Cox exercises its covenant defeasance option with respect to a particular series of debt securities, payment of the debt securities of such series may not be accelerated because of an event of default as specified in paragraphs (4), (5) or (6) under "-- Defaults" above, with respect to restricted subsidiaries only, or paragraph
(8) above, except to the extent that any of the agreements or covenants referenced in such paragraphs remain applicable.

     In order to exercise either defeasance option with respect to a particular series of debt securities, Cox must deposit irrevocably in trust, with the trustee, money or U.S. Government obligations, which trust will be known as the defeasance trust. Through the payment of interest and principal on the debt securities in accordance with their terms the defeasance trust will provide money in an amount sufficient to pay all the principal, including any mandatory sinking fund payments, of, premium, if any, on, and interest on the debt securities of that series, to redemption or maturity, as the case may be. Cox also must comply with other specified conditions, including delivery to the trustee of an opinion of counsel to the effect that:

     - holders of the debt securities of that series will not recognize income gain or loss for United States federal income tax purposes as a result of such deposit and defeasance;

     - holders of the debt securities of that series will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

     - in the case of legal defeasance only, that opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law; and

     - the creation of the defeasance trust will not violate the Investment Company Act of 1940, as amended.

     In addition, Cox must deliver to the trustee an officers' certificate stating that Cox did not make such deposit with the intent of preferring the debt securities holders over other of Cox's creditors, or with the intent of defeating, hindering, delaying or defrauding its creditors or the creditors of others.

TRANSFER

     Holders may transfer or exchange the debt securities in accordance with the indenture. Unless Cox indicates otherwise in the applicable prospectus supplement, Cox will issue the debt securities in registered form and they will be transferable only upon the surrender of such debt securities for registration of transfer. Cox may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers or exchanges. Cox is not required to transfer or exchange any debt security selected for redemption. In addition, Cox is not required to transfer or exchange any debt security for a period of 15 days before a selection of debt securities to be redeemed or before any interest payment date.

GOVERNING LAW

     The indenture provides that it and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

GLOBAL SECURITIES

     Cox may issue the registered debt securities of a series in the form of one or more fully registered global securities which will be deposited with a depositary, or with a nominee for the depositary, as identified in the prospectus supplement relating to such series. A registered global security will be registered in the name of the depositary or its nominee. If registered debt securities are issued in global form, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by those registered global securities. Unless and until it is exchanged in whole for debt securities in definitive registered form, a registered global security may not be transferred except as a whole by the depositary:

     - to its nominee;

     - by its nominee to such depositary or another such nominee; or

     - by the depositary or any of its nominees to a successor of that depositary or the successor's nominee.

     The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security will be described in the prospectus supplement relating to such series. Cox anticipates that the following provisions will apply to all depositary arrangements.

     Ownership of beneficial interests in a registered global security will be limited to persons, who will be referred to as participants, who have accounts with the depositary for such registered global security, or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit the participants' accounts, on its book-entry registration and transfer system, with the respective principal amounts of the debt securities represented by such registered global security and beneficially owned by those participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of those debt securities, or by Cox if it offers and sells such debt securities directly. Ownership of beneficial interests in such registered global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary with respect to participants' interests, and on the records of participants with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability of those purchasers to own, transfer or pledge beneficial interests in registered global securities.

     So long as the depositary for a registered global security, or its nominee, is the registered owner of that registered global security, that depositary or that nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities registered in their names, will not receive or be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for such registered global security and, if such person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights a holder possesses under the indenture. Cox understands that under existing industry practices, if Cox requests any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the indenture, as the case may be, the depositary for such registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and such participants would authorize beneficial owners owning through such participants to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such registered global security. None of Cox, the trustee, the registrar or any other agent of Cox, of the trustee or of the registrar will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in such registered global security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Cox expects that the depositary for any debt securities represented by a registered global security, or its nominee, upon receipt of any payment of principal, premium or interest in respect of the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests as shown on the records of such depositary or its nominee. Cox also expects that payments by participants to owners of beneficial interests in the registered global security held through such participants will be governed by standing customer instructions and customary practices, and will be the responsibility of those participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in street name.

     If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary, or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and Cox does not appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days, Cox will issue such debt securities in definitive form in exchange for such registered global security. In addition, Cox may at any time and in its sole discretion determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, will issue such debt securities in definitive form in exchange for all of the registered global securities representing such debt securities. Any debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names as the depositary shall instruct the trustee or the registrar. Cox expects that such instructions, with respect to ownership of beneficial interests in the registered global security, will be based upon directions received by the depositary from participants.

                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

GENERAL

     The junior subordinated debentures will be issued in one or more series under a junior subordinated debenture indenture, as supplemented from time to time, between Cox and The Bank of New York, as the debenture trustee. The junior subordinated debenture indenture has been qualified under the Trust Indenture Act, and is subject to, and governed by, the Trust Indenture Act and is included as an exhibit to the registration statement of which this prospectus is a part. This summary of certain terms and provisions of the junior subordinated debentures and the junior subordinated debenture indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of such junior subordinated debentures and the junior subordinated debenture indenture, including the definitions therein of certain terms, and those terms made a part of the junior subordinated debenture indenture by the Trust Indenture Act.

     The applicable prospectus supplement will describe the specific terms of each series of junior subordinated debentures offered thereby, including:

     - the specific title and designation, aggregate principal amount, including any limit on the principal amount, purchase price and denominations of those junior subordinated debentures;

     - the date or dates on which the principal of those junior subordinated debentures is payable or the method of determining the same, if applicable;

     - the rate or rates, which may be fixed or variable, at which those junior subordinated debentures will bear interest, if any, or the method of determining the same, if applicable;

     - the date or dates from which interest, if any, shall accrue or the method of determining the same, if applicable, the interest payment dates, if any, on which interest will be payable or the manner of determining the same, if applicable, and the record dates for the determination of holders to whom interest is payable on those junior subordinated debentures;

     - the duration of the maximum consecutive period that Cox may elect to defer payments of interest on those junior subordinated debentures;

     - any redemption, repayment or sinking fund provisions;

     - whether those junior subordinated debentures are convertible into or exchangeable for Class A common stock or other securities or rights of Cox or other issuers, or a combination of the foregoing and, if so, the applicable conversion or exchange terms and conditions;

     - any applicable material United States federal income tax consequences;
       and

     - any other specific terms pertaining to those junior subordinated debentures, whether in addition to, or modification or deletion of, the terms described herein.

RANKING

     Each series of junior subordinated debentures will rank equally with all other series of junior subordinated debentures to be issued by Cox and sold to other trusts or other entities to be established by Cox that are similar to the Cox Trusts and will be unsecured and will rank subordinate and junior in right of payment, to the extent and in the manner set forth in the junior subordinated debenture indenture, to all senior indebtedness of Cox as defined in the junior subordinated debenture indenture. The junior subordinated debenture indenture will not limit the amount of secured or unsecured debt, including senior indebtedness, that may be incurred by Cox or its subsidiaries. See
"-- Subordination." As of June 30, 1999, the aggregate principal amount of senior indebtedness as defined in the junior subordinated debenture indenture was approximately $3.5 billion.

FORM, REGISTRATION AND TRANSFER

     The junior subordinated debentures will be issued in fully registered form. Until any dissolution of the applicable Cox Trust, the junior subordinated debentures will be held in the name of the property trustee in trust for the benefit of the holders of the related trust securities. If the junior subordinated debentures are distributed to the holders of the related trust securities, the junior subordinated debentures will be issued to such holders in the same form as the trust securities were held. Accordingly, any depositary arrangements for such junior subordinated debentures are expected to be substantially similar to those in effect for the trust preferred securities. See "Description of Trust Preferred Securities -- Global Trust Preferred Securities."

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable prospectus supplement, payment of principal of and premium, if any, on and interest on the junior subordinated debentures will be made at the office of the debenture trustee in The City of New York or at the office of such paying agent or paying agents as Cox may designate from time to time, except that at the option of Cox payment of any interest may be made, except in the case of a global certificate representing junior subordinated debentures, by:

          1. check mailed to the address of the person entitled thereto as such address shall appear in the applicable securities register for junior subordinated debentures or

          2. transfer to an account maintained by the person entitled thereto as specified in such securities register, provided that proper transfer instructions have been received by the relevant record date.

Payment of any interest on any junior subordinated debenture will be made to the person in whose name such junior subordinated debenture is registered at the close of business on the record date for such interest, except in the case of defaulted interest. Cox may at any time designate additional paying agents or rescind the designation of any paying agent; provided, however, Cox will at all times be required to maintain a paying agent in each place of payment for the junior subordinated debentures.

     Any moneys deposited with the debenture trustee or any paying agent, or then held by Cox in trust, for the payment of the principal of and premium, if any, on or interest on any junior subordinated debentures and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall, at the request of Cox, be repaid to Cox and the holder of such junior subordinated debentures shall thereafter look, as a general unsecured creditor, only to Cox for payment thereof.

OPTION TO EXTEND INTEREST PAYMENT DATE

     So long as no debenture event of default has occurred and is continuing, Cox will have the right under the junior subordinated debenture indenture to defer the payment of interest on the junior subordinated debentures at any time or from time to time up to the maximum period specified in the applicable prospectus supplement for the deferral of interest. Each of these deferral periods is referred to in this prospectus as an extension period. An extension period must end on an interest payment date and may not extend beyond the stated maturity of such junior subordinated debentures. At the end of an extension period, Cox must pay all interest then accrued and unpaid, together with interest on the accrued and unpaid interest, to the extent permitted by applicable law. During an extension period, interest will continue to accrue and holders of junior subordinated debentures, and holders of the related trust securities that are outstanding, will be required to accrue such deferred interest income for United States federal income tax purposes prior to the receipt of cash attributable to such income, regardless of the method of accounting used by the holders.

     Prior to the termination of any extension period, Cox may extend such extension period, provided that such extension does not

     - cause such extension period to exceed the maximum extension period,

     - end on a date other than an interest payment date, or

     - extend beyond the stated maturity of the related junior subordinated debentures.

Upon the termination of any extension period, or any extension of the related extension period, and the payment of all amounts then due, Cox may begin a new extension period, subject to the limitations described above. No interest shall be due and payable during an extension period except at the end thereof. Cox must give the debenture trustee notice of its election to begin or extend an extension period at least five business days prior to the earlier of:

     - the date cash distributions on the related trust securities would have been payable except for the election to begin or extend such extension period or

     - the date the applicable Cox Trust is required to give notice to any securities exchange or to holders of its trust preferred securities of the record date or the date cash distributions are payable, but in any event not less than five business days prior to such record date.

     The debenture trustee shall give notice of Cox's election to begin or extend an extension period to the holders of the trust preferred securities. Subject to the foregoing limitations, there is no limitation on the number of times that Cox may begin or extend an extension period.

RESTRICTIONS ON CERTAIN PAYMENTS

     Cox will covenant that if at any time:

          1. there shall have occurred any event of which Cox has actual knowledge that is, or with the giving of notice or the lapse of time, or both, would be, a debenture event of default;

          2. Cox shall be in default with respect to any of its payment obligations under the preferred securities guarantee; or

          3. Cox shall have given notice of its election to exercise its right to begin or extend an extension period as provided in the junior subordinated debenture indenture and shall not have rescinded such notice, and such extension period, or any extension thereof, shall have commenced and be continuing, then it will not:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Cox's capital stock;

     - make any payment of principal of or premium, if any, on or interest on or repay or repurchase or redeem any debt securities of Cox, including other junior subordinated debentures, that rank equally with or junior in right of payment to the junior subordinated debentures; or

     - make any guarantee payments with respect to any guarantee by Cox of the debt securities of any subsidiary of Cox, including under any guarantees to be issued by Cox with respect to securities of other Cox trusts or entities to be established by Cox similar to the Cox Trusts, if such guarantee ranks equally with or junior in right of payment to the junior subordinated debentures other than:

      - dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, Class A common stock and Class C common stock of Cox;

      - any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

      - payments under the preferred securities guarantee;

      - as a result of reclassification of Cox's capital stock or the exchange or conversion of one class or series of Cox's capital stock for another class or series of Cox's capital stock;

      - the purchase of fractional interests in shares of Cox's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

      - purchases of Class A and Class C common stock related to the issuance of Class A and Class C common stock or rights under any of Cox's benefit plans for its directors, officers, or employees or any of Cox's dividend reinvestment plans.

     So long as the trust securities remain outstanding, Cox also will covenant:

     - to maintain 100% direct or indirect ownership of the related trust common securities, provided that any permitted successor of Cox under the junior subordinated debenture indenture may succeed to Cox's ownership of such trust common securities;

     - to use its best efforts to cause each Cox Trust

      - to remain a business trust, except in connection with the distribution of junior subordinated debentures to the holders of related trust securities in liquidation of such Cox Trust, the conversion, exchange or redemption of all of such trust securities, or certain mergers, consolidations or amalgamations, each as permitted by the declaration of trust,

      - to otherwise continue to be classified as a grantor trust for United States federal income tax purposes;

     - to use its reasonable best efforts to cause each holder of its trust securities to be treated as owning an undivided beneficial interest in the related junior subordinated debentures; and

     - not to cause, as sponsor of the Cox Trusts, or to permit, as the trust common securities holder, the dissolution, liquidation or winding-up of any Cox Trust, except as provided in the declaration of trust.

MODIFICATION OF JUNIOR SUBORDINATED DEBENTURE INDENTURE

     From time to time, Cox and the debenture trustee may, without the consent of the holders of the junior subordinated debentures, amend, waive or supplement the junior subordinated debenture indenture for specified purposes, including, among other things, curing ambiguities or adding provisions, provided that any such action does not materially adversely affect the interests of the holders of the junior subordinated debentures, and maintaining the qualification of the junior subordinated debenture indenture under the Trust Indenture Act. The junior subordinated debenture indenture will permit Cox and the debenture trustee, with the consent of the holders of a majority in principal amount of all outstanding junior subordinated debentures affected thereby, to modify the junior subordinated debenture indenture in a manner affecting the rights of the holders of junior subordinated debentures; provided, however, that no such modification may, without the consent of the holder of each outstanding junior subordinated debenture so affected:

     - change the stated maturity or reduce the principal of any such junior subordinated debentures;

     - change the interest rate or the manner of calculation of the interest rate or extend the time of payment of interest on any such junior subordinated debentures except pursuant to Cox's right under the junior subordinated debenture indenture to defer the payment of interest as provided therein (see "-- Option to Extend Interest Payment Date");

     - change any of the conversion, exchange or redemption provisions applicable to any such junior subordinated debentures;

     - change the currency in respect of which payments of principal of or any premium or interest on any such junior subordinated debentures are to be made;

     - change the right of holders of trust securities to bring a direct action in respect of any required payments or conversion or exchange rights;

     - impair or affect the right of any holder of any such junior subordinated debentures to institute suit for the payment of the principal thereof or premium, if any, or interest thereon or for the conversion or exchange of any such junior subordinated debentures in accordance with their terms;

     - change the subordination provisions adversely to the holders of the junior subordinated debentures; or

     - reduce the percentage of principal amount of junior subordinated debentures the holders of which are required to consent to any such modification of the junior subordinated debenture indenture.

DEBENTURE EVENTS OF DEFAULT

     The following described events with respect to any series of junior subordinated debentures will constitute a debenture event of default, whatever the reason for such debenture event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body, unless such event is specifically deleted or modified in or pursuant to the supplemental indenture, board resolution or officers' certificate establishing the terms of such series pursuant to the junior subordinated debenture indenture:

          1. failure for 30 days to pay any interest on that series of junior subordinated debentures when due, subject to any permitted deferral; provided that, during any extension period for such series of junior subordinated debentures, failure to pay interest on such series of junior subordinated debentures will not constitute a debenture event of default; or

          2. failure to pay any principal of or premium, if any, on that series of junior subordinated debentures when due, whether at maturity, upon any redemption, by declaration of acceleration of maturity or otherwise; or

          3. if applicable, failure by Cox to deliver the required securities or other rights upon an appropriate conversion or exchange election by holders of that series of junior subordinated debentures or the related trust preferred securities; or

          4. failure to observe or perform any other agreement or covenant contained in the junior subordinated debenture indenture in respect of that series of junior subordinated debentures for 90 days after written notice to Cox from the debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of that series of junior subordinated debentures; or

          5. certain events in bankruptcy, insolvency or reorganization of Cox.

     The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of any series have, subject to certain exceptions, the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee in respect of such junior subordinated debentures. The debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated debentures of any series may declare the principal of and any accrued interest on such junior subordinated debentures due and payable immediately upon a debenture event of default, other than a debenture event of default referred to in paragraph (5) above, which shall result in the immediate acceleration of the junior subordinated debentures. The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of any series may annul such declaration and waive the default in respect of such junior subordinated debentures if the default, other than the non-payment of the principal and interest of the junior subordinated debentures which has become due solely by such acceleration, has been cured and a sum sufficient to pay all matured installments of interest and premium, if any, and principal due otherwise than by acceleration has been deposited with the debenture trustee.

     The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of any series may, on behalf of the holders of all of the junior subordinated debentures of such series, waive any past default, except:

     - a default in the payment of the principal of or premium, if any, on or interest on the junior subordinated debentures, unless that default has been cured and a sum sufficient to pay all matured installments of interest and premium, if any, and principal due otherwise than by acceleration has been deposited with the debenture trustee; or

     - a default in respect of a covenant or provision which under the junior subordinated debenture indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture of such series.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

     To the extent any action under the junior subordinated debenture indenture is entitled to be taken by the holders of at least a specified percentage of junior subordinated debentures, holders of the corresponding trust preferred securities may take such action if such action is not taken by the property trustee of the related Cox Trust. Notwithstanding the foregoing, if a debenture event of default has occurred and is continuing and is attributable either to:

     - the failure of Cox to pay the principal of or premium, if any, on or interest on the junior subordinated debentures on the due date or

     - the failure by Cox to deliver the required securities or other rights upon an appropriate conversion or exchange right election,

a holder of the related trust preferred securities may institute a legal proceeding directly against Cox for enforcement of payment to such holder of the principal of or premium, if any, on or interest on such junior subordinated debentures having a principal amount equal to the liquidation amount of the trust preferred securities held by such holder or for enforcement of such conversion or exchange rights, as the case may be, which is referred to as a direct action. Cox may not amend the junior subordinated debenture indenture to remove the foregoing right to bring a direct action without the prior written consent of the holders of all of the trust preferred securities outstanding. If the right to bring a direct action is removed, the applicable Cox Trust may become subject to the reporting obligations under the Exchange Act. Notwithstanding any payments made to a holder of trust preferred securities by Cox in connection with a direct action, Cox shall remain obligated to pay the principal of and premium, if any, on and interest on the related junior subordinated debentures, and Cox shall be subrogated to the rights of the holder of such trust preferred securities with respect to payments on the trust preferred securities to the extent of any payments made by Cox to such holder in any direct action.

     The holders of the trust preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the related junior subordinated debentures unless an event of default has occurred and is continuing under the applicable declaration of trust. See "Description of Trust Preferred Securities -- Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     Cox shall not consolidate with or merge into any other person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any person, and no person shall consolidate with or merge into Cox or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to Cox, unless:

     - in case Cox consolidates with or merges into another person or conveys or transfers its properties and assets as an entirety or substantially as an entirety to any person, the successor person is organized under the laws of the United States or any State or the District of Columbia, and such successor person expressly assumes Cox's obligations under the junior subordinated debentures and the preferred securities guarantee;

     - immediately after giving effect thereto, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, shall have occurred and be continuing; and

     - certain other conditions as prescribed in the junior subordinated debenture indenture are met.

SATISFACTION AND DISCHARGE

     The junior subordinated debenture indenture will cease to be of further effect, except as to Cox's obligations to pay all other sums due pursuant to the junior subordinated debenture indenture and to provide the required officers' certificates and opinions of counsel, and Cox will be deemed to have satisfied and discharged the junior subordinated debenture indenture, when, among other things, all junior subordinated debentures not previously delivered to the debenture trustee for cancellation

     - have become due and payable, or

     - will become due and payable at maturity or upon redemption within one year, or

     - if redeemable at the option of Cox, are to be called for redemption within one year under arrangements satisfactory to the debenture trustee for the giving of notice of redemption by the debenture trustee in the name, and at the expense, of Cox, and Cox deposits or causes to be deposited with the debenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the debenture trustee for cancellation, for the principal and premium, if any, and interest to the date of the deposit or to the stated maturity thereof, as the case may be.

SUBORDINATION

     The junior subordinated debentures will rank subordinate and junior in right of payment to all senior indebtedness to the extent provided in the junior subordinated debenture indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of Cox, the holders of senior indebtedness will first be entitled to receive payment in full of such senior indebtedness before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect thereof.

     In the event of the acceleration of the maturity of junior subordinated debentures, the holders of all senior indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of such senior indebtedness before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect of the junior subordinated debentures.

     No payments on account of principal or premium, if any, or interest in respect of the junior subordinated debentures may be made if there shall have occurred and be continuing a default in any payment with respect to senior indebtedness, or an event of default with respect to any senior indebtedness resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

     Indebtedness shall mean:

     1. every obligation of Cox for money borrowed;

     2. every obligation of Cox evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

     3. every reimbursement obligation of Cox with respect to letters of credit, banker's acceptances or similar facilities issued for the account of Cox;

     4. every obligation of Cox issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

     5. every capital lease obligation of Cox which generally accepted accounting principles require to be classified and accounted for as a capital lease on Cox's balance sheet;

     6. all indebtedness of Cox, whether incurred on or prior to the date of the date of the junior subordinated debenture indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements;

     7. letters of credit, performance bonds and similar obligations issued in favor of governmental or franchising authorities as a term of a cable television franchise or other governmental franchise, license, permit or authorization held by such entity or any of its subsidiaries;

     8. every obligation of the type referred to in paragraphs (1) through (7) of another person and all dividends of another person the payment of which, in either case, Cox has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise; and

     9. obligations of the type referred to in paragraphs (1) through (8) of another person secured by any lien on any property or asset of Cox, whether or not such obligation is assumed by Cox; and all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the foregoing obligations.

     Indebtedness ranking on a parity with the junior subordinated debentures shall mean

          1. Indebtedness, whether outstanding on the date of execution of the junior subordinated debenture indenture or thereafter created, assumed or incurred, to the extent such Indebtedness specifically by its terms ranks equally with and not prior to the junior subordinated debentures in the right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of Cox, and

          2. all other debt securities, and guarantees in respect of those debt securities, issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with Cox that is a financing vehicle of Cox, which is referred to as a financing entity, in connection with the issuance by such financing entity of equity securities or other securities guaranteed by Cox pursuant to an instrument that ranks equally with or junior in right of payment to the preferred securities guarantee.

The securing of any Indebtedness otherwise constituting indebtedness ranking on a parity with the junior subordinated debentures shall not prevent such Indebtedness from constituting indebtedness ranking on a parity with the junior subordinated debentures.

     Indebtedness ranking junior to the junior subordinated debentures shall mean any Indebtedness, whether outstanding on the date of execution of the junior subordinated debenture indenture or thereafter created, assumed or incurred, to the extent such Indebtedness by its terms ranks junior to and not equally with or prior to:

     - the junior subordinated debentures; and

     - any other Indebtedness ranking equally with the junior subordinated debentures in right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of Cox.

The securing of any Indebtedness otherwise constituting indebtedness ranking junior to the junior subordinated debentures shall not be deemed to prevent such Indebtedness from constituting Indebtedness ranking junior to the junior subordinated debentures.

     Senior indebtedness shall mean all Indebtedness, whether outstanding on the date of execution of the junior subordinated debenture indenture or thereafter created, assumed or incurred, except indebtedness ranking on a parity with the junior subordinated debentures or indebtedness ranking junior to the junior subordinated debentures.

GOVERNING LAW

     The junior subordinated debenture indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

     The debenture trustee shall be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to the foregoing, the debenture trustee will not be under any obligation to exercise any of the powers vested in it by the junior subordinated debenture indenture at the request of any holder of junior subordinated debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The debenture trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

     The trust preferred securities will be issued by a Cox Trust under the declaration of trust of such Cox Trust and will represent beneficial interests in the assests of such Cox Trust. The holders of such beneficial interests will be entitled to a preference over the trust common securities of such Cox Trust with respect to the payment of distributions and amounts payable on redemption of the trust preferred securities or the liquidation of such Cox Trust under the circumstances described under "-- Subordination of Trust Common Securities." The declaration of trust has been qualified under the Trust Indenture Act and is subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of the trust preferred securities and the declaration of trust does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of such trust preferred securities and such declaration of trust, including the definitions therein of certain terms, and those made a part of such declaration of trust by the Trust Indenture Act.

     Reference is made to the applicable prospectus supplement for a description of the specific terms of the trust preferred securities offered thereby, including:

     - the particular Cox Trust issuing such trust preferred securities;

     - the specific designation, number and purchase price of such trust preferred securities;

     - the annual distribution rate or method of calculation of the distribution rate for such trust preferred securities and, if applicable, the dates from which and upon which such distributions shall accumulate and be payable and the record dates therefor, and the maximum extension period for which such distributions may be deferred;

     - the liquidation amount per trust preferred security which shall be paid out of the assets of such Cox Trust to the holders thereof upon voluntary or involuntary dissolution, winding-up and liquidation of such Cox Trust;

     - the obligation or right, if any, of such Cox Trust to purchase or redeem its trust preferred securities and the price or prices at which, the date or dates on which or period or periods within which and the terms and conditions upon which, such trust preferred securities shall or may be purchased or redeemed, in whole or in part, pursuant to such obligation or right;

     - the terms and conditions, if any, upon which such trust preferred securities may be converted or exchanged, in addition to the circumstances described herein, into other securities or rights, or a combination of the foregoing, including the name of the issuer of such securities or rights, the initial conversion or exchange price or rate per trust preferred security and the date or dates on which or period or periods within which such conversion or exchange may be effected;

     - if applicable, any securities exchange upon which such trust preferred securities shall be listed;

     - whether such trust preferred securities are issuable in book-entry form only and, if so, the identity of the depositary and disclosure relating to the depositary arrangements; and

     - any other rights, preferences, privileges, limitations or restrictions of such trust preferred securities consistent with the declaration of trust or with law which may differ from those described in this prospectus.

Certain material United States federal income tax considerations applicable to any offering of trust preferred securities will also be described in the applicable prospectus supplement.

GENERAL

     The trust preferred securities of a Cox Trust will rank equally, and payments will be made thereon pro rata, with the trust common securities of that Cox Trust except as described under "-- Subordination of Trust Common Securities." The proceeds from the sale of trust preferred securities and trust common securities by a Cox Trust will be used by such Cox Trust to purchase an aggregate principal amount of junior subordinated debentures of Cox equal to the aggregate liquidation amount of such trust preferred securities and trust common securities. Legal title to such junior subordinated debentures will be held by the property trustee of the Cox Trust for the benefit of the holders of the related trust securities. In addition, Cox will execute a preferred securities guarantee for the benefit of the holders of the related trust preferred securities. The preferred securities guarantee will not guarantee payment of distributions or amounts payable on redemption of the trust preferred securities or liquidation of a Cox Trust when such Cox Trust does not have funds legally available for the payment thereof. See "Description of Preferred Securities Guarantees."

     The revenue of a Cox Trust available for distribution to holders of its trust preferred securities will be limited to payments received under the related junior subordinated debentures which such Cox Trust purchased with the proceeds from the sale of its trust securities. If Cox fails to make a required payment in respect of such junior subordinated debentures, the applicable Cox Trust will not have sufficient funds to make the related payments, including distributions, in respect of its trust preferred securities. Each of the Cox Trusts is a separate legal entity and the assets of one are not available to satisfy the obligations of any other.

DEFERRAL OF DISTRIBUTIONS

     So long as no debenture event of default has occurred and is continuing, Cox will have the right to defer the payment of interest on the junior subordinated debentures at any time or from time to time for up to the maximum extension period specified in the applicable prospectus supplement, provided that an extension period must end on an interest payment date and may not extend beyond the stated maturity of such junior subordinated debentures. If Cox elects to exercise such right, distributions on the related trust preferred securities will be deferred during any such extension period. Distributions to which holders of the trust preferred securities are entitled during any extension period will continue to accumulate additional distributions thereon. Cox has no current intention to exercise its right to defer payments of interest on the junior subordinated debentures Cox may issue and, accordingly, distributions on the related trust preferred securities.

REDEMPTION

     Upon the repayment at the stated maturity or redemption, in whole or in part, prior to the stated maturity of the junior subordinated debentures, the proceeds from such repayment or redemption shall be applied by the property trustee to redeem an aggregate liquidation amount of the related trust securities equal to the aggregate principal amount of such junior subordinated debentures so repaid or redeemed, upon not less than 30 nor more than 60 days prior written notice, at a redemption price equal to such aggregate liquidation amount plus accumulated distributions to the redemption date. Any redemption of trust securities shall be made and the applicable redemption price shall be payable on the redemption date only to the extent that the applicable Cox Trust has funds legally available for the payment thereof. See "-- Subordination of Trust Common Securities."

     If less than all of the junior subordinated debentures are to be redeemed prior to the stated maturity thereof, then the proceeds of such redemption shall be used to redeem the related trust securities on a pro rata basis among the trust preferred securities and the trust common securities of the applicable Cox Trust except as described under "-- Subordination of Trust Common Securities." If less than all of the trust preferred securities held in book-entry form, if any, are to be redeemed, such trust preferred securities will be redeemed in accordance with the procedures of The Depository Trust Company. See "-- Global Trust Preferred Securities."

REDEMPTION PROCEDURES

     If a Cox Trust gives a notice of redemption in respect of its trust preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are legally available,

     - with respect to trust preferred securities held by The Depository Trust Company or its nominee, the property trustee will deposit, or cause the paying agent to deposit, irrevocably with The Depository Trust Company funds sufficient to pay the applicable redemption price, and

     - with respect to trust preferred securities held in certificated form, the property trustee will irrevocably deposit with the paying agent funds sufficient to pay the applicable redemption price and will give such paying agent irrevocable instructions and authority to pay the applicable redemption price to the holders thereof upon surrender of their certificates evidencing the trust preferred securities.

     If notice of redemption shall have been given and funds irrevocably deposited as required, then, upon the date of such deposit, all rights of the holders of the trust preferred securities called for redemption will cease, except the right of such holders to receive the applicable redemption price, but without interest thereon, and such trust preferred securities will cease to be outstanding. In the event that any redemption date is not a business day, then the applicable redemption price payable on that date will be paid on the next succeeding day that is a business day, without any interest or other payment in respect of any such delay, with the same force and effect as if made on that date. In the event that payment of the applicable redemption price is improperly withheld or refused and not paid either by the applicable Cox Trust or by

Cox pursuant to the preferred securities guarantee as described under "Description of Preferred Securities Guarantees,"

     - distributions on the related trust preferred securities will continue to accumulate from the redemption date originally established by such Cox Trust to the date such applicable redemption price is actually paid, and

     - the actual payment date will be the redemption date for purposes of calculating the applicable redemption price.

     Subject to applicable law, including, without limitation, United States federal securities law, Cox or its subsidiaries may at any time and from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

LIQUIDATION OF A COX TRUST AND DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

     Cox will have the right at any time to dissolve a Cox Trust and cause the related junior subordinated debentures to be distributed to the holders of the trust securities of such Cox Trust in liquidation of such Cox Trust after satisfaction, or reasonable provision for satisfaction, of liabilities to creditors of such Cox Trust as required by applicable law. Such right is subject to Cox having received an opinion of counsel to the effect that such distribution will not be a taxable event to holders of the trust preferred securities of such Cox Trust.

     The applicable Cox Trust shall automatically dissolve upon the first to occur of:

          1. certain events of bankruptcy, dissolution or liquidation of Cox;

          2. the distribution of the related junior subordinated debentures to the holders of the trust securities of such Cox Trust, if Cox, as sponsor, has given written direction to the property trustee to dissolve such Cox Trust, which direction is optional and, except as described above, wholly within the discretion of Cox, as sponsor;

          3. the redemption of all of the trust securities of such Cox Trust;

          4. expiration of the term of such Cox Trust; and

          5. the entry of an order for the dissolution of such Cox Trust by a court of competent jurisdiction.

     If a dissolution occurs as described in paragraph (1), (2), (4) or (5) above, the applicable Cox Trust shall be liquidated by the issuer trustees as expeditiously as the issuer trustees determine to be possible by distributing, after satisfaction, or reasonable provision for satisfaction, of liabilities to creditors of such Cox Trust as provided by applicable law, to the holders of the trust securities and the related junior subordinated debentures, unless such distribution is determined by the property trustee not to be practicable, in which event such holders will be entitled to receive out of the assets of such Cox Trust legally available for distribution to holders, after satisfaction of liabilities to creditors of such Cox Trust as provided by applicable law, an amount equal to the aggregate of the liquidation amount per trust security specified in the applicable prospectus supplement plus accumulated distributions thereon to the date of payment. If the liquidation distribution can be paid only in part because the applicable Cox Trust has insufficient assets legally available to pay in full the aggregate liquidation distribution, then the amounts payable directly by such Cox Trust on its trust securities shall be paid on a pro rata basis, except that if a debenture event of default has occurred and is continuing, the trust preferred securities of such Cox Trust shall have a priority over the trust common securities of such Cox Trust in respect of such amounts. See "-- Subordination of Trust Common Securities."

     After a date is fixed for any distribution of junior subordinated debentures to holders of the related trust securities:

     - such trust securities will no longer be deemed to be outstanding;

     - each registered global certificate, if any, representing such trust securities will be exchanged for a registered global certificate representing the junior subordinated debentures to be delivered upon such distribution; and

     - any trust securities in certificated form will be deemed to represent junior subordinated debentures having a principal amount equal to the liquidation amount of such trust securities, and bearing accrued interest in an amount equal to the accumulated distributions on such trust securities until such certificates are presented to the administrative trustees or their agent for cancellation, whereupon Cox will issue to such holder, and the debenture trustee will authenticate, junior subordinated debentures in certificated form.

     There can be no assurance as to the market prices for the trust preferred securities or the junior subordinated debentures that may be distributed in exchange for such trust preferred securities if a dissolution and liquidation of the applicable Cox Trust were to occur. Accordingly, the trust preferred securities that an investor may purchase, or the junior subordinated debentures that the investor may receive on dissolution and liquidation of the applicable Cox Trust, may trade at a discount to the price that the investor paid to purchase such trust preferred securities.

SUBORDINATION OF TRUST COMMON SECURITIES

     Payment of distributions on, and the applicable redemption price of, trust securities shall be made pro rata among the trust preferred securities and the trust common securities of the applicable Cox Trust based on their respective liquidation amounts; provided, however, that if on any distribution date or redemption date a debenture event of default has occurred and is continuing, no payment of any distribution on, or applicable redemption price of, any of the trust common securities of the applicable Cox Trust, and no other payment on account of the redemption, liquidation or other acquisition of such trust common securities, shall be made unless payment in full in cash of all accumulated distributions on all of the outstanding trust preferred securities of such Cox Trust for all distribution periods terminating on or prior thereto, or in the case of payment of the applicable redemption price, the full amount of such redemption price, shall have been made or provided for, and all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or applicable redemption price of, such trust preferred securities then due and payable.

     Upon the occurrence and continuance of an event of default under the declaration of trust, Cox, as the trust common securities holder of the applicable Cox Trust, will be deemed to have waived any right to act with respect to such event of default until the effect of such event of default shall have been cured, waived or otherwise eliminated. Until any such event of default has been so cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of the trust preferred securities of such Cox Trust and not on behalf of Cox as the trust common securities holder, and only the holders of such trust preferred securities will have the right to direct the property trustee to act on their behalf.

EVENTS OF DEFAULT; NOTICE

     The occurrence of an event of default under the junior subordinated debenture indenture will constitute an event of default under the declaration of trust. Within ten business days after the occurrence of an event of default under the declaration of trust actually known to the property trustee, the property trustee shall transmit notice of such event of default to the holders of the trust preferred securities of the applicable Cox Trust, the administrative trustees and Cox, as sponsor, unless such event of default shall have been cured or waived.

     For a discussion of the limited circumstances in which holders of trust preferred securities may bring a direct action against Cox, see "Description of Junior Subordinated Debentures -- Enforcement of Certain Rights by Holders of Trust Preferred Securities."

REMOVAL OF TRUSTEES

     Unless a debenture event of default has occurred and is continuing, any issuer trustee may be removed at any time by Cox as the trust common securities holder of the applicable Cox Trust. If a debenture event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed at such time only by the holders of a majority in liquidation amount of the outstanding trust preferred securities of the applicable Cox Trust. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in Cox as the trust common securities holder. No resignation or removal of an issuer trustee, and no appointment of a successor trustee, shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable declaration of trust.

MERGER OR CONSOLIDATION OF TRUSTEES

     Any person into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which such issuer trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such issuer trustee, shall be the successor of such issuer trustee under the declaration of trust, provided such person shall be otherwise qualified and eligible.

MERGERS, CONVERSIONS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF A COX
TRUST

     The applicable Cox Trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other person, except as described below or as otherwise described under "-- Liquidation a Cox Trust and Distribution of Junior Subordinated Debentures." A Cox Trust may, at the request of Cox, as sponsor, with the consent of the administrative trustees but without the consent of the holders of its trust preferred securities, merge with or into, convert into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any State; provided that:

     - such successor entity either

      - expressly assumes all of the obligations of such Cox Trust with respect to the trust securities of such Cox Trust, or

      - substitutes for the trust securities of such Cox Trust other securities having substantially the same terms as such trust securities so long as the successor securities rank the same as such trust securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

     - Cox expressly appoints a trustee of such successor entity possessing the same powers and duties as the property trustee with respect to the related junior subordinated debentures;

     - the successor securities are listed, or any successor securities will be listed upon notification of issuance, on each national securities exchange or other organization on which the trust securities of such Cox Trust are then listed, if any;

     - such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust securities, including any successor securities, of such Cox Trust or the

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

       related junior subordinated debentures to be downgraded or placed under surveillance or review by any nationally recognized statistical rating organization;

     - such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of such Cox Trust in any material respect, other than any dilution of such holders' interests in the new entity;

     - such successor entity has a purpose substantially identical to that of such Cox Trust;

     - prior to such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, Cox has received an opinion from independent counsel to such Cox Trust experienced in such matters to the effect that

      - such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of such Cox Trust in any material respect, other than any dilution of such holders' interests in the new entity, and

      - following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither such Cox Trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

     - Cox or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the preferred securities guarantee and the common securities guarantee for the benefit of the owner of the common securities of such Cox Trust.

Notwithstanding the foregoing, such Cox Trust shall not, except with the consent of each holder of its trust securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause such Cox Trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF A DECLARATION OF TRUST

     Except as provided below and under "-- Mergers, Conversions, Consolidations, Amalgamations or Replacements of a Cox Trust" and "Description of Preferred Securities Guarantees -- Amendments and Assignment" and as otherwise required by law and the applicable declaration of trust, the holders of trust preferred securities will have no voting rights.

     The declaration of trust may be amended from time to time by Cox, the property trustee and the administrative trustees, without the consent of the holders of the trust securities of the applicable Cox Trust,

     - to cure any ambiguity, correct or supplement any provisions in such declaration of trust that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such declaration of trust, which shall not be inconsistent with the other provisions of such declaration of trust, or

     - to modify, eliminate or add to any provisions of such declaration of trust to such extent as shall be necessary to ensure that such Cox Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any of its trust securities are outstanding or to ensure that such Cox Trust will not be required to register as an investment company under the Investment Company Act;

provided, however, that in each case, such action shall not adversely affect in any material respect the interests of the holders of such trust securities.

     A declaration of trust may be amended by the issuer trustees and Cox

     - with the consent of holders of a majority in liquidation amount of the outstanding trust securities of the applicable Cox Trust, and

     - upon receipt by the issuer trustees of an opinion of counsel experienced in such matters to the effect that such amendment or the exercise of any power granted to the issuer trustees in accordance with such amendment will not affect such Cox Trust's status as a grantor trust for United States federal income tax purposes or such Cox Trust's exemption from status as an investment company under the Investment Company Act;

provided, however, that, without the consent of each holder of such trust securities, such declaration of trust may not be amended to:

     - change the distribution rate or manner of calculation of the distribution rate, amount, timing or currency or otherwise adversely affect the method of any required payment;

     - change the purpose of the applicable Cox Trust;

     - authorize the issuance of any additional beneficial interests in such Cox Trust;

     - change the conversion, exchange or redemption provisions;

     - change the conditions precedent for Cox to elect to dissolve such Cox Trust and distribute the related junior subordinated debentures to the holders of such trust securities;

     - change the liquidation distribution or other provisions relating to the distribution of amounts payable upon the dissolution and liquidation of such Cox Trust;

     - affect the limited liability of any holder of such trust securities; or

     - restrict the right of a holder of such trust securities to institute suit for the enforcement of any required payment on or after the due date therefor or for the conversion or exchange of such trust securities in accordance with their terms.

     So long as any junior subordinated debentures are held by the property trustee, the issuer trustees shall not:

     - direct the time, method and place of conducting any proceeding for any remedy available to such trustee, or execute any trust or power conferred on the trustee, with respect to the junior subordinated debentures;

     - waive certain past defaults under the junior subordinated debenture indenture;

     - exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of such junior subordinated debentures; or

     - consent to any amendment, modification or termination of the junior subordinated debenture indenture or such junior subordinated debentures where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding trust preferred securities of the applicable Cox Trust;

provided, however, that where a consent under the junior subordinated debenture indenture would require the consent of each holder affected thereby, no such consent shall be given by the property trustee without the prior approval of each holder of the related trust preferred securities. The issuer trustees shall not revoke any action previously authorized or approved by a vote of the holders of trust preferred securities except by subsequent vote of such holders. The property trustee shall notify each holder of trust preferred securities of any notice of default with respect to the related junior subordinated debentures. In addition to obtaining approvals of holders of trust preferred securities referred to above, prior to taking any of the

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

foregoing actions, the issuer trustees shall obtain an opinion of counsel experienced in such matters to the effect that the applicable Cox Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

     Any required approval of holders of trust preferred securities may be given at a meeting of such holders convened for such purpose or pursuant to written consent. The administrative trustees will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote to be given to each holder of record of trust preferred securities in the manner set forth in the applicable declaration of trust.

     Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances referred to above, any trust preferred securities that are owned by Cox or any affiliate of Cox shall, for purposes of such vote or consent, be treated as if they were not outstanding.

GLOBAL TRUST PREFERRED SECURITIES

     If specified in the applicable prospectus supplement, trust preferred securities may be represented by one or more global certificates deposited with, or on behalf of, The Depository Trust Company, or other depositary identified in such prospectus supplement, or a nominee thereof, in each case for credit to an account of a participant in The Depository Trust Company or other depositary. The identity of the depositary and the specific terms of the depositary arrangements with respect to the trust preferred securities to be represented by one or more global certificates will be described in the applicable prospectus supplement. However, unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company will be the depositary and the depositary arrangements described with respect to the debt securities will apply to such trust preferred securities as well, except all references to Cox shall include the Cox Trusts and all references to the applicable indenture will refer to the applicable declaration of trust. See "Description of Debt
Securities -- Global Securities."

PAYMENT AND PAYING AGENT

     Payments in respect of any global certificate representing trust preferred securities shall be made to Cede & Co. as nominee of The Depository Trust Company, or other applicable depositary or its nominee, which shall credit the relevant accounts at The Depository Trust Company or such other depositary on the applicable payment dates, while payments in respect of trust preferred securities in certificated form shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The paying agent shall initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and Cox. The paying agent shall be permitted to resign as paying agent upon 30 days prior written notice to the property trustee, the administrative trustees and Cox. In the event that the property trustee shall no longer be the paying agent, the administrative trustees shall appoint a successor, which shall be a bank or trust company acceptable to the administrative trustees and Cox, to act as paying agent.

REGISTRAR AND TRANSFER AGENT

     The property trustee will act as registrar and transfer agent for the trust preferred securities.

     Registration of transfers of trust preferred securities will be effected without charge by or on behalf of the applicable Cox Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. A Cox Trust will not be required to register or cause to be registered the transfer of its trust preferred securities after they have been converted, exchanged, redeemed or called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee, other than during the occurrence and continuance of an event of default under the applicable declaration of trust, will undertake to perform only such duties as are specifically set forth in such declaration of trust and, during the continuance of such event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the property trustee will not be under any obligation to exercise any of the powers vested in it by such declaration of trust at the request of any holder of the related trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no such event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in such declaration of trust or is unsure of the application of any provision of such declaration of trust, and the matter is not one on which holders of trust preferred securities or trust common securities are entitled under such declaration of trust to vote, then the property trustee shall take such action as is directed by Cox and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the related trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

     The administrative trustees are authorized and directed to conduct the affairs of and to operate the applicable Cox Trust in such a way that:

     - such Cox Trust will not be deemed to be an investment company required to be registered under the Investment Company Act;

     - such Cox Trust will be classified as a grantor trust for United States federal income tax purposes; and

     - the related junior subordinated debentures will be treated as indebtedness of Cox for United States federal income tax purposes.

     Cox and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the applicable Cox Trust or the applicable declaration of trust, that the administrative trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the related trust securities.

     Holders of trust preferred securities will not have any preemptive or similar rights.

     A Cox Trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

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

                 DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

     A preferred securities guarantee will be executed and delivered by Cox concurrently with the issuance by a Cox Trust of its trust preferred securities for the benefit of the holders from time to time of such trust preferred securities and will be held for such holders by The Bank of New York, as preferred securities guarantee trustee. Each preferred securities guarantee has been qualified as an indenture under the Trust Indenture Act and is subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of a preferred securities guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of such preferred securities guarantee, including the definitions therein of certain terms, and those made a part of such preferred securities guarantee by the Trust Indenture Act.

GENERAL

     Cox will irrevocably agree to pay in full, to the extent set forth herein, the guarantee payments to the holders of the related trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the applicable Cox Trust may have or assert other than the defense of payment. The following payments, which are referred to as guarantee payments, with respect to trust preferred securities, to the extent not paid by or on behalf of the applicable Cox Trust, will be subject to the preferred securities guarantee:

     - any accumulated distributions required to be paid on such trust preferred securities, to the extent that such Cox Trust has funds legally available therefor at such time;

     - the applicable redemption price with respect to such trust preferred securities called for redemption, to the extent that such Cox Trust has funds legally available therefor at such time; or

     - upon a voluntary or involuntary dissolution and liquidation of such Cox Trust, other than in connection with the distribution of the related junior subordinated debentures to holders of such trust preferred securities or the redemption, conversion or exchange of the trust preferred securities, the lesser of

      - the amounts due upon the dissolution and liquidation of such Cox Trust, to the extent that such Cox Trust has funds legally available therefor at the time, and

      - the amount of assets of such Cox Trust remaining available for distribution to holders of its trust preferred securities after satisfaction of liabilities to creditors of such Cox Trust as required by applicable law.

     Cox's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Cox to the holders of the trust preferred securities entitled thereto or by causing the applicable Cox Trust to pay such amounts to such holders.

     Cox will, through the preferred securities guarantee, the declaration of trust, the related junior subordinated debentures and junior subordinated debenture indenture, taken together, fully, irrevocably and unconditionally guarantee all of the applicable Cox Trust's obligations under its trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of a Cox Trust's obligations under its trust preferred securities.

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

RANKING

     Unless otherwise specified in the applicable prospectus supplement, each preferred securities guarantee will constitute an unsecured obligation of Cox and will rank

     - subordinate and junior in right of payment to all other liabilities of Cox, including all senior debt securities, any subordinated debt securities and the junior subordinated debentures, except those made ratable or subordinate by their terms, and

     - senior to all capital stock now or hereafter issued by Cox and to any guarantee now or hereafter entered into by Cox in respect of any of its capital stock.

     The declaration of trust will provide that each holder of trust preferred securities by acceptance thereof agrees to the subordination provisions and other terms of the related preferred securities guarantee. The preferred securities guarantee will rank subordinate to, or equally with, all other guarantees to be issued by Cox with respect to securities of other trusts or other entities to be established by Cox that are similar to a Cox Trust.

     The preferred securities guarantees will not limit the amount of secured or unsecured debt, including senior indebtedness as defined in the junior subordinated debenture indenture, that may be incurred by Cox or any of its subsidiaries.

PREFERRED SECURITIES GUARANTEE OF PAYMENT

     Each preferred securities guarantee will constitute a guarantee of payment and not of collection. In other words, the guaranteed party may institute a legal proceeding directly against Cox to enforce its rights under such preferred securities guarantee without first instituting a legal proceeding against any other person or entity. A preferred securities guarantee will not be discharged except by payment of the related preferred securities guarantee payments in full to the extent not paid by the applicable Cox Trust or upon distribution of its trust preferred securities to the holders of the related junior subordinated debentures.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not materially adversely affect the rights of holders of the related trust preferred securities, in which case no approval will be required, the applicable preferred securities guarantee may not be amended without the prior approval of the holders of a majority of the liquidation amount of such outstanding trust preferred securities. The manner of obtaining any such approval will be as set forth under "Description of Trust Preferred Securities -- Voting Rights; Amendment of a Declaration of Trust." All guarantees and agreements contained in a preferred securities guarantee shall bind the successors, assigns, receivers, trustees and representatives of Cox and shall inure to the benefit of the holders of the related trust preferred securities then outstanding.

EVENTS OF DEFAULT

     An event of default under a preferred securities guarantee will occur upon the failure of Cox to perform any of its payment or other obligations thereunder, provided that, except with respect to a default in respect of any preferred securities guarantee payment, Cox shall have received notice of such default and shall not have cured such default within 60 days of such receipt. The holders of a majority in liquidation amount of the related trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the preferred securities guarantee trustee in respect of the applicable preferred securities guarantee or to direct the exercise of any trust or power conferred upon the preferred securities guarantee trustee under such preferred securities guarantee.

     If the preferred securities guarantee trustee fails to enforce a preferred securities guarantee, any holder of the related trust preferred securities may institute a legal proceeding directly against Cox to enforce its rights under such preferred securities guarantee without first instituting a legal proceeding against the applicable Cox Trust, the preferred securities guarantee trustee or any other person or entity.

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

TERMINATION

     A preferred securities guarantee will terminate and be of no further force and effect upon:

     - full payment of the applicable redemption price of the related trust preferred securities;

     - full payment of all amounts due upon the dissolution and liquidation of the applicable Cox Trust; or

     - the conversion or exchange of all of the related trust preferred securities, whether upon distribution of junior subordinated debentures to the holders of such trust preferred securities or otherwise.

A preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related trust preferred securities must restore payment of any sums paid under such trust preferred securities or such preferred securities guarantee.

GOVERNING LAW

     Each preferred securities guarantee will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE PREFERRED SECURITIES GUARANTEE TRUSTEE

     The preferred securities guarantee trustee, other than during the occurrence and continuance of a default by Cox in performance of a preferred securities guarantee, will undertake to perform only such duties as are specifically set forth in the preferred securities guarantee and, during the continuance of such default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the preferred securities guarantee trustee will not be under any obligation to exercise any of the powers vested in it by a preferred securities guarantee at the request of any holder of the related trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

LIMITED PURPOSE OF COX TRUST

     The trust preferred securities will represent preferred beneficial interests in the applicable Cox Trust, and each Cox Trust exists for the sole purpose of issuing and selling its trust securities, using the proceeds from the sale of its trust securities to acquire the related junior subordinated debentures of Cox and engaging in only those other activities necessary, advisable or incidental thereto.

RIGHTS UPON DISSOLUTION

     Unless the junior subordinated debentures are distributed to holders of the related trust securities, upon any voluntary or involuntary dissolution and liquidation of the applicable Cox Trust, after satisfaction of the liabilities of creditors of such Cox Trust as required by applicable law, the holders of such trust securities will be entitled to receive, out of assets held by such Cox Trust, the liquidation distribution in cash. See "Description of Trust Preferred Securities -- Liquidation of a Cox Trust and Distribution of Junior Subordinated Debentures." Upon any voluntary or involuntary liquidation or bankruptcy of Cox, the property trustee, as holder of the junior subordinated debentures, would be a creditor of Cox, subordinated in right of payment to all senior indebtedness as set forth in the junior subordinated debenture indenture, but entitled to receive payment in full of principal and premium, if any, and interest in respect of such junior subordinated debentures, before any stockholders of Cox receive payments or distributions.

               RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
                THE CORRESPONDING JUNIOR SUBORDINATED DEBENTURES
                    AND THE PREFERRED SECURITIES GUARANTEES

     Full and Unconditional Guarantee. Cox will irrevocably guarantee payments of distributions and other amounts due on the trust preferred securities to the extent the applicable Cox Trust has funds available for the payment of the distributions as and to the extent set forth under "Description of Preferred Securities Guarantees." Taken together, Cox's obligations under the junior subordinated debentures, the securities resolution, the junior subordinated debenture indenture, the declaration of trust and the preferred securities guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the full guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the applicable Cox Trust's obligations under the trust preferred securities.

     If and to the extent that Cox does not make payments on the junior subordinated debentures, the applicable Cox Trust will not pay distributions or other amounts due on its trust preferred securities. A preferred securities guarantee does not cover payment of distributions when such Cox Trust does not have sufficient funds to pay the distributions. In that event, the remedy for a holder of trust preferred securities is to institute a legal proceeding directly against Cox for enforcement of payment of the distributions to such holder.

     Sufficiency of Payments. As long as all payments are made when due on the junior subordinated debentures, those payments will be sufficient to cover distributions and other payments due on the trust preferred securities. This is primarily because:

     - the aggregate principal amount of the junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the trust preferred securities and trust common securities;

     - the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate and distribution and other payment dates for the trust preferred securities;

     - Cox, as borrower, has promised to pay any and all costs, expenses and liabilities of the applicable Cox Trust except such Cox Trust's obligations under its trust preferred securities; and

     - the declaration of trust provides that the applicable Cox Trust will not engage in any activity that is not consistent with the limited purposes of such Cox Trust.

     Cox has the right to set-off any payment Cox is otherwise required to make under the junior subordinated debenture indenture if and to the extent Cox has already made, or is concurrently making, a payment under the applicable preferred securities guarantee agreement.

     Enforcement Rights of Holders of Trust Preferred Securities. A holder of a trust preferred security may institute a legal proceeding directly against Cox to enforce its rights under the applicable preferred securities guarantee agreement without first instituting a legal proceeding against the preferred securities guarantee trustee, the applicable Cox Trust or anyone else.

     Cox's default or event of default under any other senior or subordinated indebtedness would not necessarily constitute a trust event of default. However, in the event of payment defaults under, or acceleration of, Cox's senior or subordinated indebtedness, the subordination provisions of the applicable securities resolution will provide that no payments may be made in respect of the junior subordinated debentures until the senior or subordinated indebtedness has been paid in full or any payment default thereunder has been cured or waived. Cox's failure to make required payments on any junior subordinated debentures would constitute a trust event of default.

     Limited Purpose of a Cox Trust. The applicable Cox Trust's trust preferred securities evidence undivided beneficial ownership interests in the assets of the applicable Cox Trust, and each Cox Trust exists for the sole purposes of issuing its trust preferred securities and trust common securities, investing the proceeds in junior subordinated debentures and engaging in only those other activities necessary, convenient or incidental to those purposes. A principal difference between the rights of a holder of a trust preferred security and a holder of a corresponding junior subordinated debenture is that a holder of a junior subordinated debenture is entitled to receive from Cox the principal amount of and interest accrued on the corresponding junior subordinated debentures, while a holder of trust preferred securities is entitled to receive distributions from the applicable Cox Trust, or from Cox under the preferred securities guarantee agreement, if and to the extent the applicable Cox Trust has funds available for the payment of the distributions.

     Rights Upon Dissolution. Upon any voluntary or involuntary dissolution of a Cox Trust involving the liquidation of the junior subordinated debentures, the holders of the trust preferred securities will be entitled to receive the liquidation distribution in cash, out of assets of such Cox Trust and after satisfaction of creditors of such Cox Trust as provided by applicable law. If Cox becomes subject to any voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the junior subordinated debentures, would be one of Cox's junior subordinated creditors. The property trustee would be subordinated in right of payment to all of Cox's senior indebtedness and subordinated indebtedness, but it would be entitled to receive payment in full of principal and interest before Cox's stockholders receive payments or distributions. Cox is the guarantor under the preferred securities guarantee agreements and pursuant to the junior subordinated debenture indenture, as borrower, has agreed to pay all costs, expenses and liabilities of the applicable Cox Trust other than the applicable Cox Trust's obligations to the holders of the trust preferred securities. Accordingly, in the event of Cox's liquidation or bankruptcy the positions of a holder of trust preferred securities and of a holder of junior subordinated debentures are expected to be substantially the same relative to Cox's other creditors and to Cox's stockholders.

                       DESCRIPTION OF CAPITAL SECURITIES

     The capital securities will be issued by a Cox Trust under a declaration of trust and will represent beneficial interests in such Cox Trust. The holders of such beneficial interests will be entitled to a preference over the trust common securities of such Cox Trust with respect to the payment of distributions and amounts payable on redemption of the capital securities or the liquidation of such Cox Trust under the circumstances described under "-- Subordination of Trust Common Securities." The declaration of trust has been qualified under the Trust Indenture Act and is subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of the capital securities and the declaration of trust does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of such capital securities and such declaration of trust, including the definitions therein of certain terms, and those made a part of such declaration of trust by the Trust Indenture Act.

     Reference is made to the applicable prospectus supplement for a description of the specific terms of the capital securities offered thereby, including:

     - the particular Cox Trust issuing such capital securities;

     - the specific designation, number and purchase price of such capital securities;

     - the annual distribution rate or method of calculation of the distribution rate for such capital securities and, if applicable, the dates from which and upon which such distributions shall accumulate and be payable and the record dates therefor, and the maximum extension period for which such distributions may be deferred;

     - the liquidation amount per capital security which shall be paid out of the assets of such Cox Trust to the holders thereof upon voluntary or involuntary dissolution, winding-up and liquidation of such Cox Trust;

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

     - the obligation or right, if any, of such Cox Trust to purchase or redeem its capital securities and the price or prices at which, the date or dates on which or period or periods within which and the terms and conditions upon which, such capital securities shall or may be purchased or redeemed, in whole or in part, pursuant to such obligation or right;

     - the terms and conditions, if any, upon which such capital securities may be converted or exchanged, in addition to the circumstances described herein, into other securities or rights, or a combination of the foregoing, including the name of the issuer of such securities or rights, the initial conversion or exchange price or rate per capital security and the date or dates on which or period or periods within which such conversion or exchange may be effected;

     - if applicable, any securities exchange upon which such capital securities shall be listed;

     - whether such capital securities are issuable in book-entry form only and, if so, the identity of the depositary and disclosure relating to the depositary arrangements; and

     - any other rights, preferences, privileges, limitations or restrictions of such capital securities consistent with the declaration of trust or with law which may differ from those described in this prospectus.

Certain material United States federal income tax considerations applicable to any offering of capital securities will also be described in the applicable prospectus supplement.

GENERAL

     The capital securities of a Cox Trust will rank equally, and payments will be made thereon pro rata, with the trust common securities of that Cox Trust except as described under "-- Subordination of Trust Common Securities." The proceeds from the sale of capital securities and trust common securities by a Cox Trust will be used by such Cox Trust to purchase an aggregate principal amount of senior debt securities of Cox equal to the aggregate liquidation amount of such capital securities and trust common securities. Legal title to such senior debt securities will be held by the property trustee of the Cox Trust for the benefit of the holders of the related trust securities. In addition, Cox will execute a capital securities guarantee for the benefit of the holders of the related capital securities. The capital securities guarantee will not guarantee payment of distributions or amounts payable on redemption of the capital securities or liquidation of a Cox Trust when such Cox Trust does not have funds legally available for the payment thereof. See "Description of Capital Securities Guarantees."

     The revenue of a Cox Trust available for distribution to holders of its capital securities will be limited to payments received under the related senior debt securities which such Cox Trust purchased with the proceeds from the sale of its trust securities. If Cox fails to make a required payment in respect of such senior debt securities, the applicable Cox Trust will not have sufficient funds to make the related payments, including distributions, in respect of its capital securities. Each of the Cox Trusts is a separate legal entity and the assets of one are not available to satisfy the obligations of any other.

DEFERRAL OF DISTRIBUTIONS

     If so specified in the related prospectus supplement, so long as no event of default with respect to the senior debt securities has occurred and is continuing, Cox will have the right to defer the payment of interest on the senior debt securities, at any time or from time to time, for up to the maximum extension period specified in such prospectus supplement, provided that an extension period must end on an interest payment date and may not extend beyond the stated maturity of such senior debt securities. If Cox elects to exercise such right, distributions on the related capital securities will be deferred during any such extension period. Distributions to which holders of the capital securities are entitled during any extension period will continue to accumulate additional distributions thereon.

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

REDEMPTION

     Upon the repayment at the stated maturity or redemption, in whole or in part, prior to the stated maturity of the senior debt securities, the proceeds from such repayment or redemption shall be applied by the property trustee to redeem an aggregate liquidation amount of the related securities equal to the aggregate principal amount of such senior debt securities so repaid or redeemed, upon not less than 30 nor more than 60 days prior written notice, at a redemption price equal to such aggregate liquidation amount plus accumulated distributions to the redemption date. Any redemption of trust securities shall be made and the applicable redemption price shall be payable on the redemption date only to the extent that the applicable Cox Trust has funds legally available for the payment thereof. See "-- Subordination of Trust Common Securities."

     If less than all of the senior debt securities are to be redeemed prior to the stated maturity thereof, then the proceeds of such redemption shall be used to redeem the related trust securities on a pro rata basis among the capital securities and the trust common securities of the applicable Cox Trust except as described under "-- Subordination of Trust Common Securities." If less than all of the capital securities held in book-entry form, if any, are to be redeemed, such capital securities will be redeemed in accordance with the procedures of The Depository Trust Company. See "-- Global Capital Securities."

REDEMPTION PROCEDURES

     If a Cox Trust gives a notice of redemption in respect of its capital securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are legally available,

     - with respect to capital securities held by The Depository Trust Company or its nominee, the property trustee will deposit, or cause the paying agent to deposit, irrevocably with The Depository Trust Company funds sufficient to pay the applicable redemption price, and

     - with respect to capital securities held in certificated form, the property trustee will irrevocably deposit with the paying agent funds sufficient to pay the applicable redemption price and will give such paying agent irrevocable instructions and authority to pay the applicable redemption price to the holders thereof upon surrender of their certificates evidencing the capital securities.

     If notice of redemption shall have been given and funds irrevocably deposited as required, then, upon the date of such deposit, all rights of the holders of the capital securities called for redemption will cease, except the right of such holders to receive the applicable redemption price, but without interest thereon, and such capital securities will cease to be outstanding. In the event that any redemption date is not a business day, then the applicable redemption price payable on that date will be paid on the next succeeding day that is a business day, without any interest or other payment in respect of any such delay, with the same force and effect as if made on that date. In the event that payment of the applicable redemption price is improperly withheld or refused and not paid either by the applicable Cox Trust or by Cox pursuant to the capital securities guarantee as described under "Description of Capital Securities Guarantees,"

     - distributions on the related capital securities will continue to accumulate from the redemption date originally established by such Cox Trust to the date such applicable redemption price is actually paid, and

     - the actual payment date will be the redemption date for purposes of calculating the applicable redemption price.

     Subject to applicable law, including, without limitation, United States federal securities law, Cox or its subsidiaries may at any time and from time to time purchase outstanding capital securities by tender, in the open market or by private agreement.

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

LIQUIDATION OF A COX TRUST AND DISTRIBUTION OF SENIOR DEBT SECURITIES

     Cox will have the right at any time to dissolve a Cox Trust and cause the related senior debt securities to be distributed to the holders of the trust securities of such Cox Trust in liquidation of such Cox Trust after satisfaction, or reasonable provision for satisfaction, of liabilities to creditors of such Cox Trust as required by applicable law. Such right is subject to Cox having received an opinion of counsel to the effect that such distribution will not be a taxable event to holders of the capital securities of such Cox Trust.

     The applicable Cox Trust shall automatically dissolve upon the first to occur of:

          1. certain events of bankruptcy, dissolution or liquidation of Cox;

          2. the distribution of the related senior debt securities to the holders of the trust securities of such Cox Trust, if Cox, as sponsor, has given written direction to the property trustee to dissolve such Cox Trust, which direction is optional and, except as described above, wholly within the discretion of Cox, as sponsor;

          3. the conversion, exchange or redemption of all of the trust securities of such Cox Trust;

          4. expiration of the term of such Cox Trust; and

          5. the entry of an order for the dissolution of such Cox Trust by a court of competent jurisdiction.

     If a dissolution occurs as described in paragraph (1), (2), (4) or (5) above, the applicable Cox Trust shall be liquidated by the issuer trustees as expeditiously as the issuer trustees determine to be possible by distributing, after satisfaction, or reasonable provision for satisfaction, of liabilities to creditors of such Cox Trust as provided by applicable law, to the holders of the trust securities and the related senior debt securities, unless such distribution is determined by the property trustee not to be practicable, in which event such holders will be entitled to receive out of the assets of such Cox Trust legally available for distribution to holders, after satisfaction of liabilities to creditors of such Cox Trust as provided by applicable law, an amount equal to the aggregate of the liquidation amount per trust security specified in the applicable prospectus supplement plus accumulated distributions thereon to the date of payment. If the liquidation distribution can be paid only in part because the applicable Cox Trust has insufficient assets legally available to pay in full the aggregate liquidation distribution, then the amounts payable directly by such Cox Trust on its trust securities shall be paid on a pro rata basis, except that if an event of default with respect to the senior debt securities has occurred and is continuing, the capital securities of such Cox Trust shall have a priority over the trust common securities of such Cox Trust in respect of such amounts. See "-- Subordination of Trust Common Securities."

     After a date is fixed for any distribution of senior debt securities to holders of the related trust securities:

     - such trust securities will no longer be deemed to be outstanding;

     - each registered global certificate, if any, representing such trust securities will be exchanged for a registered global certificate representing the senior debt securities to be delivered upon such distribution; and

     - any trust securities in certificated form will be deemed to represent senior debt securities having a principal amount equal to the liquidation amount of such trust securities, and bearing accrued interest in an amount equal to the accumulated distributions on such trust securities until such certificates are presented to the administrative trustees or their agent for cancellation, whereupon Cox will issue to such holder, and the trustee will authenticate, senior debt securities in certificated form.

     There can be no assurance as to the market prices for the capital securities or the senior debt securities that may be distributed in exchange for such capital securities if a dissolution and liquidation of the applicable Cox Trust were to occur. Accordingly, the capital securities that an investor may purchase, or the senior debt securities that the investor may receive on dissolution and liquidation of the applicable Cox Trust, may trade at a discount to the price that the investor paid to purchase such capital securities.

SUBORDINATION OF TRUST COMMON SECURITIES

     Payment of distributions on, and the applicable redemption price of, trust securities shall be made pro rata among the capital securities and the trust common securities of the applicable Cox Trust based on their respective liquidation amounts; provided, however, that if on any distribution date or redemption date an event of default with respect to the senior debt securities has occurred and is continuing, no payment of any distribution on, or applicable redemption price of, any of the trust common securities of the applicable Cox Trust, and no other payment on account of the redemption, liquidation or other acquisition of such trust common securities, shall be made unless payment in full in cash of all accumulated distributions on all of the outstanding capital securities of such Cox Trust for all distribution periods terminating on or prior thereto, or in the case of payment of the applicable redemption price, the full amount of such redemption price, shall have been made or provided for, and all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or applicable redemption price of, such capital securities then due and payable.

     Upon the occurrence and continuance of an event of default under the declaration of trust, Cox, as the trust common securities holder of the applicable Cox Trust, will be deemed to have waived any right to act with respect to such event of default until the effect of such event of default shall have been cured, waived or otherwise eliminated. Until any such event of default has been so cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of the capital securities of such Cox Trust and not on behalf of Cox as the trust common securities holder, and only the holders of such capital securities will have the right to direct the property trustee to act on their behalf.

EVENTS OF DEFAULT; NOTICE

     The occurrence of an event of default under the indenture relating to the senior debt securities will constitute an event of default under the declaration of trust. Within ten business days after the occurrence of an event of default under the declaration of trust actually known to the property trustee, the property trustee shall transmit notice of such event of default to the holders of the capital securities of the applicable Cox Trust, the administrative trustees and Cox, as sponsor, unless such event of default shall have been cured or waived.

     The applicable prospectus supplement will contain a discussion of the limited circumstances in which holders of capital securities may bring a direct action against Cox.

REMOVAL OF TRUSTEES

     Unless an event of default with respect to the senior debt securities has occurred and is continuing, any issuer trustee may be removed at any time by Cox as the trust common securities holder of the applicable Cox Trust. If such an event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed at such time only by the holders of a majority in liquidation amount of the outstanding capital securities of the applicable Cox Trust. In no event will the holders of the capital securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in Cox as the trust common securities holder. No resignation or removal of an issuer trustee, and no appointment of a successor trustee, shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable declaration of trust.

MERGER OR CONSOLIDATION OF TRUSTEES

     Any person into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any person

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

resulting from any merger, conversion or consolidation to which such issuer trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such issuer trustee, shall be the successor of such issuer trustee under the applicable declaration of trust, provided such person shall be otherwise qualified and eligible.

MERGERS, CONVERSIONS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF A COX
TRUST

     The applicable Cox Trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other person, except as described below or as otherwise described under "-- Liquidation of a Cox Trust and Distribution of Senior Debt Securities." A Cox Trust may, at the request of Cox, as sponsor, with the consent of the administrative trustees but without the consent of the holders of its capital securities, merge with or into, convert into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any State; provided that:

     - such successor entity either

      - expressly assumes all of the obligations of such Cox Trust with respect to the trust securities of such Cox Trust, or

      - substitutes for the trust securities of such Cox Trust other securities having substantially the same terms as such trust securities so long as the successor securities rank the same as such trust securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

     - Cox expressly appoints a trustee of such successor entity possessing the same powers and duties as the property trustee with respect to the related senior debt securities;

     - such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust securities, including any successor securities, of such Cox Trust or the related senior debt securities to be downgraded or placed under surveillance or review by any nationally recognized statistical rating organization;

     - such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of such Cox Trust in any material respect, other than any dilution of such holders' interests in the new entity;

     - such successor entity has a purpose substantially identical to that of such Cox Trust;

     - prior to such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, Cox has received an opinion from independent counsel to such Cox Trust experienced in such matters to the effect that

      - such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of such Cox Trust in any material respect, other than any dilution of such holders' interests in the new entity, and

      - following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither such Cox Trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

     - Cox or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the capital securities guarantee and the common securities guarantee for the benefit of the owner of the common securities of such Cox Trust.

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

Notwithstanding the foregoing, such Cox Trust shall not, except with the consent of each holder of its trust securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause such Cox Trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF A DECLARATION OF TRUST

     Except as provided below and under "-- Mergers, Conversions, Consolidations, Amalgamations or Replacements of a Cox Trust" and "Description of Capital Securities Guarantee -- Amendments and Assignment" and as otherwise required by law and the declaration of trust, the holders of capital securities will have no voting rights.

     The declaration of trust may be amended from time to time by Cox, the property trustee and the administrative trustees, without the consent of the holders of the trust securities of the applicable Cox Trust,

     - to cure any ambiguity, correct or supplement any provisions in the declaration of trust that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the declaration of trust, which shall not be inconsistent with the other provisions of such declaration of trust, or

     - to modify, eliminate or add to any provisions of such declaration of trust to such extent as shall be necessary to ensure that such Cox Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any of its trust securities are outstanding or to ensure that such Cox Trust will not be required to register as an investment company under the Investment Company Act;

provided, however, that in each case, such action shall not adversely affect in any material respect the interests of the holders of such trust securities.

     A declaration of trust may be amended by the issuer trustees and Cox

     - with the consent of holders of a majority in liquidation amount of the outstanding trust securities of the applicable Cox Trust, and

     - upon receipt by the issuer trustees of an opinion of counsel experienced in such matters to the effect that such amendment or the exercise of any power granted to the issuer trustees in accordance with such amendment will not affect such Cox Trust's status as a grantor trust for United States federal income tax purposes or such Cox Trust's exemption from status as an investment company under the Investment Company Act;

provided, however, that, without the consent of each holder of such trust securities, such declaration of trust may not be amended to:

     - change the distribution rate or manner of calculation of the distribution rate, amount, timing or currency or otherwise adversely affect the method of any required payment;

     - change the purpose of the applicable Cox Trust;

     - authorize the issuance of any additional beneficial interests in such Cox Trust;

     - change the conversion, exchange or redemption provisions;

     - change the conditions precedent for Cox to elect to dissolve such Cox Trust and distribute the related senior debt securities to the holders of such trust securities;

     - change the liquidation distribution or other provisions relating to the distribution of amounts payable upon the dissolution and liquidation of such Cox Trust;

     - affect the limited liability of any holder of such trust securities; or

     - restrict the right of a holder of such trust securities to institute suit for the enforcement of any required payment on or after the due date therefor or for the conversion or exchange of such trust securities in accordance with their terms.

     So long as any senior debt securities are held by the property trustee, the issuer trustees shall not:

     - direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture, or execute any trust or power conferred on such trustee, with respect to the senior debt securities;

     - waive certain past defaults under the indenture;

     - exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of such senior debt securities; or

     - consent to any amendment, modification or termination of the indenture or such senior debt securities where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding capital securities of the applicable Cox Trust;

provided, however, that where a consent under the indenture would require the consent of each holder affected thereby, no such consent shall be given by the property trustee without the prior approval of each holder of the related capital securities. The issuer trustees shall not revoke any action previously authorized or approved by a vote of the holders of capital securities except by subsequent vote of such holders. The property trustee shall notify each holder of capital securities of any notice of default with respect to the related senior debt securities. In addition to obtaining approvals of holders of capital securities referred to above, prior to taking any of the foregoing actions, the issuer trustees shall obtain an opinion of counsel experienced in such matters to the effect that the applicable Cox Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

     Any required approval of holders of capital securities may be given at a meeting of such holders convened for such purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of capital securities are entitled to vote to be given to each holder of record of capital securities in the manner set forth in the applicable declaration of trust.

     Notwithstanding that holders of capital securities are entitled to vote or consent under any of the circumstances referred to above, any capital securities that are owned by Cox or any affiliate of Cox shall, for purposes of such vote or consent, be treated as if they were not outstanding.

GLOBAL CAPITAL SECURITIES

     If specified in the applicable prospectus supplement, capital securities may be represented by one or more global certificates deposited with, or on behalf of, The Depository Trust Company, or other depositary identified in such prospectus supplement, or a nominee thereof, in each case for credit to an account of a participant in The Depository Trust Company or other depositary. The identity of the depositary and the specific terms of the depositary arrangements with respect to the capital securities to be represented by one or more global certificates will be described in the applicable prospectus supplement. However, unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company will be the depositary and the depositary arrangements described with respect to the debt securities will apply to such capital securities as well, except all references to Cox shall include the Cox Trusts and all references to the indenture will refer to the applicable declaration of trust. See "Description of Debt Securities -- Global Securities."

PAYMENT AND PAYING AGENT

     Payments in respect of any global certificate representing capital securities shall be made to Cede & Co. as nominee of The Depository Trust Company, or other applicable depositary or its nominee, which shall credit the relevant accounts at The Depository Trust Company or such other depositary on the applicable payment dates, while payments in respect of capital securities in certificated form shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The paying agent shall initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and Cox. The paying agent shall be permitted to resign as paying agent upon 30 days prior written notice to the property trustee, the administrative trustees and Cox. In the event that the property trustee shall no longer be the paying agent, the administrative trustees shall appoint a successor, which shall be a bank or trust company acceptable to the administrative trustees and Cox, to act as paying agent.

REGISTRAR AND TRANSFER AGENT

     The property trustee will act as registrar and transfer agent for the capital securities.

     Registration of transfers of capital securities will be effected without charge by or on behalf of the applicable Cox Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. A Cox Trust will not be required to register or cause to be registered the transfer of its capital securities after they have been converted, exchanged, redeemed or called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee, other than during the occurrence and continuance of an event of default under the declaration of trust, will undertake to perform only such duties as are specifically set forth in the declaration of trust and, during the continuance of such event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the property trustee will not be under any obligation to exercise any of the powers vested in it by such declaration of trust at the request of any holder of the related trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no such event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the declaration of trust or is unsure of the application of any provision of the declaration of trust, and the matter is not one on which holders of capital securities or trust common securities are entitled under the declaration of trust to vote, then the property trustee shall take such action as is directed by Cox and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the related trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

     The administrative trustees are authorized and directed to conduct the affairs of and to operate the applicable Cox Trust in such a way that:

     - such Cox Trust will not be deemed to be an investment company required to be registered under the Investment Company Act;

     - such Cox Trust will be classified as a grantor trust for United States federal income tax purposes; and

     - the related senior debt securities will be treated as indebtedness of Cox for United States federal income tax purposes.

     Cox and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the applicable Cox Trust or the declaration of trust, that the administrative trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the related trust securities.

     Holders of capital securities will not have any preemptive or similar rights.

     A Cox Trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

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

                  DESCRIPTION OF CAPITAL SECURITIES GUARANTEES

     A capital securities guarantee will be executed and delivered by Cox concurrently with the issuance by a Cox Trust of capital securities for the benefit of the holders from time to time of such capital securities and will be held for such holders by The Bank of New York, as capital securities guarantee trustee. Each capital securities guarantee has been qualified as an indenture under the Trust Indenture Act and is subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of the capital securities guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of such capital securities guarantee, including the definitions therein of certain terms, and those made a part of such capital securities guarantee by the Trust Indenture Act.

GENERAL

     Cox will irrevocably agree to pay in full on a senior basis, to the extent set forth herein, the guarantee payments to the holders of the related capital securities, as and when due, regardless of any defense, right of set-off or counterclaim that the applicable Cox Trust may have or assert other than the defense of payment. The following payments, which are referred to as guarantee payments, with respect to capital securities, to the extent not paid by or on behalf of the applicable Cox Trust, will be subject to the capital securities guarantee:

     - any accumulated distributions required to be paid on such capital securities, to the extent that such Cox Trust has funds legally available therefor at such time;

     - the applicable redemption price with respect to such capital securities called for redemption, to the extent that such Cox Trust has funds legally available therefor at such time; or

     - upon a voluntary or involuntary dissolution and liquidation of such Cox Trust, other than in connection with the distribution of the related senior debt securities to holders of such capital securities or the redemption, conversion or exchange of the capital securities, the lesser of

      - the amounts due upon the dissolution and liquidation of such Cox Trust, to the extent that such Cox Trust has funds legally available therefor at the time, and

      - the amount of assets of such Cox Trust remaining available for distribution to holders of its capital securities after satisfaction of liabilities to creditors of such Cox Trust as required by applicable law.

     Cox's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Cox to the holders of the capital securities entitled thereto or by causing the applicable Cox Trust to pay such amounts to such holders.

     Cox will, through the capital securities guarantee, the declaration of trust, the related senior debt securities and the indenture, taken together, fully, irrevocably and unconditionally guarantee all of the applicable Cox Trust's obligations under its capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of a Cox Trust's obligations under its capital securities.

RANKING

     Each capital securities guarantee will constitute an unsecured obligation of Cox and will rank equally in right of payment with all other senior indebtedness of Cox.

CAPITAL SECURITIES GUARANTEE OF PAYMENT

     The capital securities guarantee will constitute a guarantee of payment and not of collection. In other words, the guaranteed party may institute a legal proceeding directly against Cox to enforce its rights under such capital securities guarantee without first instituting a legal proceeding against any other person or entity. A capital securities guarantee will not be discharged except by payment of the related capital securities guarantee payments in full to the extent not paid by the applicable Cox Trust or upon distribution of its capital securities to the holders of the related senior debt securities.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not materially adversely affect the rights of holders of the related capital securities, in which case no approval will be required, a capital securities guarantee may not be amended without the prior approval of the holders of a majority of the liquidation amount of such outstanding capital securities. The manner of obtaining any such approval will be as set forth under "Description of Capital Securities -- Voting Rights; Amendment of a Declaration of Trust." All guarantees and agreements contained in a capital securities guarantee shall bind the successors, assigns, receivers, trustees and representatives of Cox and shall inure to the benefit of the holders of the related capital securities then outstanding.

EVENTS OF DEFAULT

     An event of default under a capital guarantee will occur upon the failure of Cox to perform any of its payment or other obligations thereunder, provided that, except with respect to a default in respect of any capital securities guarantee payment, Cox shall have received notice of such default and shall not have cured such default within 60 days of such receipt. The holders of a majority in liquidation amount of the related capital securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the capital securities guarantee trustee in respect of the applicable capital securities guarantee or to direct the exercise of any trust or power conferred upon the capital securities guarantee trustee under such capital securities guarantee.

     If the capital securities guarantee trustee fails to enforce a capital securities guarantee, any holder of the related capital securities may institute a legal proceeding directly against Cox to enforce its rights under such capital securities guarantee without first instituting a legal proceeding against the applicable Cox Trust, the capital securities guarantee trustee or any other person or entity.

TERMINATION

     A capital securities guarantee will terminate and be of no further force and effect upon:

     - full payment of the applicable redemption price of the related capital securities;

     - full payment of all amounts due upon the dissolution and liquidation of the applicable Cox Trust; or

     - the conversion or exchange of all of the related capital securities, whether upon distribution of senior debt securities to the holders of such capital securities or otherwise.

A capital securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related capital securities must restore payment of any sums paid under such capital securities or such capital securities guarantee.

GOVERNING LAW

     Each capital securities guarantee will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE CAPITAL SECURITIES GUARANTEE TRUSTEE

     The capital securities guarantee trustee, other than during the occurrence and continuance of a default by Cox in performance of a capital securities guarantee, will undertake to perform only such duties as are specifically set forth in the capital securities guarantee and, during the continuance of such default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the capital securities guarantee trustee will not be under any obligation to exercise any of the powers vested in it by a capital securities guarantee at the request of any holder of the related capital securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

LIMITED PURPOSE OF COX TRUST

     The capital securities will represent preferred beneficial interests in the applicable Cox Trust, and each Cox Trust exists for the sole purpose of issuing and selling its trust securities, using the proceeds from the sale of its trust securities to acquire the related senior debt securities of Cox and engaging in only those other activities necessary, advisable or incidental thereto.

RIGHTS UPON DISSOLUTION

     Unless the senior debt securities are distributed to holders of the related trust securities, upon any voluntary or involuntary dissolution and liquidation of the applicable Cox Trust, after satisfaction of the liabilities of creditors of such Cox Trust as required by applicable law, the holders of such trust securities will be entitled to receive, out of assets held by such Cox Trust, the liquidation distribution in cash. See "Description of Capital
Securities -- Liquidation of a Cox Trust and Distribution of Senior Debt Securities."

                   RELATIONSHIP AMONG THE CAPITAL SECURITIES,
                    THE CORRESPONDING SENIOR DEBT SECURITIES
                     AND THE CAPITAL SECURITIES GUARANTEES

     Full and Unconditional Guarantee. Cox will irrevocably guarantee payments of distributions and other amounts due on the capital securities to the extent the applicable Cox Trust has funds available for the payment of the distributions as and to the extent set forth under "Description of Capital Securities Guarantees." Taken together, Cox's obligations under the senior debt securities, the securities resolution, the indenture, the declaration of trust and the capital securities guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the full guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the applicable Cox Trust's obligations under the capital securities.

     If and to the extent that Cox does not make payments on the senior debt securities, the applicable Cox Trust will not pay distributions or other amounts due on its capital securities. A capital securities guarantee does not cover payment of distributions when such Cox Trust does not have sufficient funds to pay the distributions. In that event, the remedy for a holder of trust preferred securities is to institute a legal proceeding directly against Cox for enforcement of payment of the distributions to such holder.

     Sufficiency of Payments. As long as all payments are made when due on the senior debt securities, those payments will be sufficient to cover distributions and other payments due on the capital securities. This is primarily because:

     - the aggregate principal amount of the senior debt securities will be equal to the sum of the aggregate stated liquidation amount of the capital securities and trust common securities;

     - the interest rate and interest and other payment dates on the senior debt securities will match the distribution rate and distribution and other payment dates for the capital securities;

     - Cox, as borrower, has promised to pay any and all costs, expenses and liabilities of the applicable Trust except such Cox Trust's obligations under its capital securities; and

     - the declaration of trust will provides that the applicable Cox Trust will not engage in any activity that is not consistent with the limited purposes of such Cox Trust.

     Cox has the right to set-off any payment Cox is otherwise required to make under the indenture if and to the extent Cox has already made, or is concurrently making, a payment under the capital securities guarantee agreement.

     Enforcement Rights of Holders of Capital Securities. A holder of a capital security may institute a legal proceeding directly against Cox to enforce its rights under the applicable capital securities guarantee agreement without first instituting a legal proceeding against the capital securities guarantee trustee, the applicable Cox Trust or anyone else.

     Limited Purpose of a Cox Trust. The applicable Cox Trust's capital securities evidence undivided beneficial ownership interests in the assets of the applicable Cox Trust, and the applicable Cox Trust exists for the sole purposes of issuing its capital securities and trust common securities, investing the proceeds in senior debt securities and engaging in only those other activities necessary, convenient or incidental to those purposes. A principal difference between the rights of a holder of a trust preferred security and a holder of a corresponding senior debt security is that a holder of a senior debt security is entitled to receive from Cox the principal amount of and interest accrued on the corresponding senior debt security, while a holder of capital securities is entitled to receive distributions from the applicable Cox Trust, or from Cox under the capital securities guarantee agreement, if and to the extent the applicable Cox Trust has funds available for the payment of the distributions.

     Rights Upon Dissolution. Upon any voluntary or involuntary dissolution of a Cox Trust involving the liquidation of the senior debt securities, the holders of the capital securities will be entitled to receive the liquidation distribution in cash, out of assets of such Cox Trust and after satisfaction of creditors of such Cox Trust as provided by applicable law. If Cox becomes subject to any voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the debt securities, would be one of Cox's creditors. Cox is the guarantor under the capital securities guarantee agreements and pursuant to the indenture, as borrower, has agreed to pay all costs, expenses and liabilities of the applicable Cox Trust other than the applicable Cox Trust's obligations to the holders of the capital securities. Accordingly, in the event of Cox's liquidation or bankruptcy the positions of a holder of capital securities and of a holder of senior debt securities are expected to be substantially the same relative to Cox's other creditors and to Cox's stockholders.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     Cox may issue stock purchase contracts, representing contracts obligating holders to purchase from Cox, and Cox to sell to the holders, a specified number of shares of Class A common stock at a future date or dates. The price per share of Class A common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of units, which are referred to as stock purchase units, consisting of a stock purchase contract and, as security for the holder's obligations to purchase the Class A common stock under stock purchase contracts, either:

     - senior debt securities, subordinated debt securities or junior subordinated debt securities of Cox,

     - debt obligations of third parties, including U.S. Treasury securities, or

     - preferred securities or capital securities of a Cox Trust.

     The stock purchase contracts may require Cox to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances Cox may deliver newly issued prepaid stock purchase contracts, which are referred to as prepaid securities, upon release to a holder of any collateral securing such holder's obligations under the original stock purchase contract.

     The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which such prepaid securities will be issued.

                              PLAN OF DISTRIBUTION

     Cox and the Cox Trusts may sell securities to one or more underwriters or dealers for public offering and sale by them, or it may sell the securities to investors directly or through agents. The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

     - the name or names of any underwriters;

     - the purchase price of the securities and the proceeds to Cox or the Cox Trusts from the sale;

     - any underwriting discounts and other items constituting underwriters' compensation;

     - any public offering price;

     - any discounts or concessions allowed or reallowed or paid to dealers; and

     - any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

     Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

     Cox and the Cox Trusts may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies. Cox may sell securities through forward contracts or similar arrangements. In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from Cox in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Some of the underwriters, dealers or agents who participate in the securities distribution may engage in other transactions with, and perform other services for, Cox and its subsidiaries in the ordinary course of business.

     Any underwriting or other compensation which Cox pays to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the prospectus supplement. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with Cox and the Cox Trusts, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Dow, Lohnes & Albertson, PLLC, of Washington, D.C., and Richards, Layton & Finger, P.A., of Wilmington, Delaware, will pass upon the validity of the securities offered in the applicable prospectus supplement for Cox and the Cox Trusts, respectively. Unless otherwise specified in the applicable prospectus supplement, Brown & Wood LLP, of New York, New York, will pass upon certain matters for any underwriters.

                                    EXPERTS

     The consolidated financial statements of Cox and Cox Communications PCS, L.P. and subsidiaries incorporated in this prospectus by reference from Cox's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference into this prospectus, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of TCA Cable TV, Inc. and subsidiaries as of and for the year ended October 31, 1998 have been incorporated by reference in this prospectus in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Cox is subject to the informational requirements of the Exchange Act and files reports, proxy statements and other information with the SEC. Cox's SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document Cox files at the SEC's public reference rooms in Washington, D.C., New York and Chicago or obtain copies of such materials by mail. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges, as well as the Public Reference Section's charges for mailing copies of the documents Cox has filed.

     You can also inspect and copy any of Cox's SEC filings at the offices of the New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York, 10005.

                     INFORMATION INCORPORATED BY REFERENCE

     Cox files periodic reports with the SEC. SEC rules permit Cox to incorporate these filings by reference into this prospectus. By incorporating Cox's SEC filings by reference, the following documents are made a part of this prospectus:

     - Cox's annual report on Form 10-K for the year ended December 31, 1998;

     - Cox's quarterly report on Form 10-Q for the quarter ended March 31, 1998;

     - Amendment no. 1 to Cox's current report on Form 8-K, dated July 7, 1999;

     - Amendment no. 1 to Cox's current report on Form 8-K, dated May 12, 1999;

     - Cox's current report on Form 8-K, dated July 27, 1999;

     - Cox's current report on Form 8-K, dated July 7, 1999;

     - Cox's current report on Form 8-K, dated May 17, 1999;

     - Cox's current report on Form 8-K, dated May 12, 1999;

     - Cox's current report on Form 8-K, dated April 22, 1999;

     - Cox's current report on Form 8-K, dated January 8, 1999;

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

     - Cox's definitive proxy statement for the 1999 annual meeting of stockholders, dated March 29, 1999; and

     - Cox's registration statement on Form 8-A.

     All documents which Cox will file with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial filing of the registration statement and prior to the termination of the securities offering shall be deemed to be incorporated by reference in, and to be a part of, this prospectus from the date such documents are filed. Cox's SEC file number for Exchange Act documents is 1-6590. Cox will provide without charge, to any person who receives a copy of this prospectus and the accompanying prospectus supplement, upon such recipient's written or oral request, a copy of any document this prospectus incorporates by reference, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such incorporated document. Requests should be directed to:

                               Dallas S. Clement,
                          Vice President and Treasurer
                            Cox Communications, Inc.
                             1400 Lake Hearn Drive
                             Atlanta, Georgia 30319
                           Telephone: (404) 843-5000

     Any statement contained in this prospectus or in a document incorporated by reference in, or deemed to be incorporated by reference in, this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in

     - the prospectus,

     - the accompanying prospectus supplement, or

     - any other subsequently filed document which also is incorporated by reference in, or is deemed to be incorporated by reference in, this prospectus,

modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Cox has not included or incorporated by reference separate financial statements of the Cox Trusts into this prospectus. Cox does not consider such financial statements to be material to holders of the trust preferred securities of the Cox Trusts because:

     - all of the voting securities of the Cox Trusts will be owned, directly or indirectly, by Cox, a reporting company under the Exchange Act;

     - each of the Cox Trusts is a special purpose entity, has no operating history, has no independent operations and is not engaged in, and does not propose to engage in, any activity other than issuing securities representing undivided beneficial interests in the assets of such Cox Trust and investing the proceeds thereof in junior subordinated debentures issued by Cox; and

     - Cox's obligations described in this prospectus and in any accompanying prospectus supplement under the declaration of trust of a Cox Trust, the preferred securities guarantee issued by Cox with respect to the trust preferred securities issued by such Cox Trust, the debt securities or junior subordinated debentures of Cox purchased by the Cox Trusts and the applicable indenture pursuant to which such debt securities or junior subordinated debentures are issued, taken together, constitute direct obligations of Cox and a full and unconditional guarantee of the trust preferred securities of each such Cox Trust.

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

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                                 $2,000,000,000

                                   (COX LOGO)

                            COX COMMUNICATIONS, INC.

                   $525,000,000 FLOATING RATE NOTES DUE 2000
                         $300,000,000 7% NOTES DUE 2001
                       $375,000,000 7 1/2% NOTES DUE 2004
                       $400,000,000 7 3/4% NOTES DUE 2006
                       $400,000,000 7 7/8% NOTES DUE 2009

                   -----------------------------------------
                             PROSPECTUS SUPPLEMENT
                   -----------------------------------------

                          Joint Book-Running Managers

MERRILL LYNCH & CO.                                        CHASE SECURITIES INC.
                             ---------------------

                             ABN AMRO INCORPORATED
                           BNY CAPITAL MARKETS, INC.
                           CREDIT SUISSE FIRST BOSTON
                       FIRST UNION CAPITAL MARKETS CORP.
                               J.P. MORGAN & CO.
                           MORGAN STANLEY DEAN WITTER
                        UTENDAHL CAPITAL PARTNERS, L.P.
                           WACHOVIA SECURITIES, INC.

                                AUGUST 10, 1999

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